As Filed With the Securities and Exchange Commission on March 20, 2003
Registration No. 333-102756

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SURGE TECHNOLOGIES CORP.
(Name of Small Business Issuer in its Charter)

Nevada	3661	95-4784883
(State or Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification
Incorporation or Organization)	Classification Code Number)	Number)

#14, 700 58th Avenue S.W.
Calgary, Alberta
Canada T2H 2E2
(403) 250-2442
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

(Name, address and telephone number for service)	With Copies to:
Gordon McPhedran	Edward L. Mayerhofer
President and Director	Morton & Company
Surge Technologies Corp.	Barristers & Solicitors
#14, 700 58th Avenue S.W.	1750 - 750 West Pender Street
Calgary, Alberta	Vancouver, British Columbia
Canada T2H 2E2	Canada V6C 2T8
(604) 327-9446	(604) 681-1194

Approximate Date of Proposed Sale to the Public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. :

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Share (1)(2)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value offered by shareholders	3,653,426	$0.40	$1,461,370	$134.45

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2)
The most recent issuance of common stock by the registrant was priced at $0.25 per share, when an issuance of 907,352 shares occurred on a private placement basis on January 10, 2003. The registrant believes this transaction supports a bona fide estimate of $0.40 per share as an estimated offering price. The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to section 8(a), may determine.

[OUTSIDE FRONT COVER PAGE]

The information in this Prospectus is not complete and will be amended and completed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell securities, nor is it a solicitation of an offer to buy securities, in any state, province or other jurisdiction where the offer or sale would be unlawful.

Subject to Completion – March 20, 2003

PROSPECTUS

SURGE TECHNOLOGIES CORP.

3,653,426 SHARES OF
COMMON STOCK TO BE SOLD BY CURRENT SHAREHOLDERS

The selling shareholders of Surge Technologies Corp. listed on page 8 under the caption "Selling Shareholders" may offer and sell up to an aggregate of 3,653,426 shares of our common stock under this prospectus. The selling shareholders will sell at a price of $0.40 per share until a market for our shares develops on the Over the Counter Bulletin Board or other trading facility, and thereafter at prevailing market prices or privately negotiated prices.

There is no established market for our common stock. Our common stock is not currently listed or quoted on any stock exchange or quotation service. There can be no assurance that our common stock will ever be quoted on a stock exchange or a quotation service or that any market for our stock will develop.

We will not receive any of the proceeds of this offering.

An investment in the common stock offered under this prospectus involves a high degree of risk and we urge you to carefully review this prospectus with particular attention to the section entitled "Risk Factors" beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offence.

THE DATE OF THIS PROSPECTUS IS _________, 2003

[INSIDE FRONT COVER PAGE]
TABLE OF CONTENTS

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before buying shares in the offering. You should read the entire prospectus carefully.

Surge Technologies Corp.

We design, manufacture and sell a high quality line of electrical surge protection devices used in telecommunication networks. Our surge protection devices prevent electrical surge hazards from causing systems failures, damaging expensive equipment and harming personnel. Our products have various applications, ranging from residential use to industrial use. Our surge protectors are sold to the telecommunications industry throughout North America, including to major Telecoms.

Our business is principally operated through our subsidiary, Surge Technologies Inc., a company incorporated under the laws of Alberta, Canada. Surge Technologies Inc. is wholly owned by Surge Acquisition Corp., our Nevada subsidiary, which in turn is wholly owned by us.

Our principal executive offices are located at Suite 14, 700 58th Avenue SE, Calgary, Alberta, Canada. The telephone number for our executive offices is (403) 250-2442 and our fax number is (403) 250-2534.

The Offering

The offering of up to 3,653,426 shares of common stock is being made by the selling shareholders. The selling shareholders may sell all or any portion of the shares in this offering in one or more transactions through a variety of methods. The shares will be offered and sold at a price of $0.40 per share until a market for our shares develops on the Over the Counter Bulletin Board or other trading facility, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of the common stock by the selling shareholders.

As at February 28, 2003 we had 16,561,352 shares of our common stock issued and outstanding which will remain unchanged after the offering. We have no options, warrants or other rights to acquire our common stock, that are outstanding.

Summary Financial Information

The following table sets forth certain of our summary financial data. The data presented below has been derived from our audited and unaudited financial statements included elsewhere in this prospectus.

You should read this information together with the financial statements and the notes to those statements appearing elsewhere in this Prospectus and the information under "Management's Discussion and Analysis".

	Year ended		Nine month period ended
	March 31		December 31

Consolidated Statement of	2002	2001	2002	2001
Operations Data

Sales	$1,602,441	$1,413,925	$1,217,576	$1,297,090

Cost of sales and Expenses	$1,899,044	$1,480,752	$1,612,872	$1,050,774

Net income (loss)	$(296,603)	$(66,827)	$(395,296)	$(246,647)

Net income (loss) per	$(0.08)	$(30.64)	$(0.032)	$(0.243)
common share

Shares used in computing net	3,698,544	7,394	10,813,857	1,082,034
income (loss) per common
share

Balance sheet data

		As of
	As of	December 31, 2002
	March 31, 2002	(unaudited)

Cash and cash equivalents	$1,093	$28,094

Working capital (deficiency)	$(193,773)	$(161,587)

Total assets	$596,102	$584,215

Current accounts payable and	$694,909	$630,741
accrued liabilities

Total Liabilities	$902,958	$922,470

Total stockholders' equity	$(306,856)	$(338,255)
(deficit)

RISK FACTORS

You should carefully consider the following factors and other information in this prospectus when you evaluate our business and the forward-looking statements that we make in this prospectus.

Our business plan requires that we obtain additional financing in order to fund expenses associated with the development and commercialization of our generic and custom application electrical surge protection devices. If we are unable to obtain additional financing our future growth will be jeopardized.

Our business plan contemplates a rapid growth strategy which may in the short term limit our ability to conserve cash resources and achieve profitability. Our growth strategy requires investment in sales and marketing, infrastructure, and production capacity. We are also investing resources in research and development as required to position our company as a supplier of innovative surge protection products for new technology. In implementing our growth strategy, we do not expect to generate any significant profits and may operate at a loss. In order to fund our growth, our business plan contemplates an additional equity financing of $750,000. There is no guarantee that we will be successful at obtaining this financing, due to the condition of equity markets for junior companies and other possible reasons. If we are unable to obtain the financing as contemplated in our business plan, we may not be able to sustain a rapid growth strategy, and will have to reduce costs in order to remain viable as a business. This would likely result in a decreased valuation of our company.

Our sales are significantly derived from one customer. The loss of this customer would significantly reduce our overall sales, and possibly impact our ability to market our products as contemplated in our business plan.

As a result of our supply contract with TELUS Communications Inc." , a major telecommunications provider in Canada, we believe that we have obtained a foot-hold in our niche sector of the telecommunications industry, that can be used to leverage further business opportunities and the growth of our business. This supply contract represents approximately 60% of our overall revenues. This contract has resulted in our increasing expenditures on infrastructure and production. The loss of this key customer would result in substantially lower revenues and as a consequence require that we scale back our operations in order to reduce expenses. The loss of this customer would also affect our ability to achieve profitability on lower margins from efficiencies from scale of production. The value of our company would likely be diminished as a consequence.

Our audited consolidated financial statements for the year ended March 31, 2002 were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business.

Our independent auditor has raised substantial doubt about our ability to continue as a going concern. Our financial resources and rapid growth business strategy has resulted in losses of $66,827 and $296,603 in the years ended March 2001 and 2002 respectively. As at December 31, 2003 we had a working capital deficiency of $161,587 and a shareholders deficit of $338,255. Our liquidity and capital resources are limited and we are presently relying on a combination of revenues from product sales and equity investment in order to fund continued operations. Given our limited cash and working capital resources, our financial condition raises a serious question as to our ability to continue operations. Our financial statements were prepared with the assumption that we will be able to continue our business operations. Our long-term ability to pay liabilities as they become due will ultimately depend on our ability to generate profits from operations. If we are not able to generate profits from operations as contemplated in our business plan, we may not be able to continue operations as a going concern, which may result in the loss of all or part of your investment in the common stock of the company.

Other companies with greater resources than we have are currently developing or have commercially available products that use similar technology to our products, and we may lose existing and potential market share as a result.

Our products are manufactured based on standard industry technology and requirements. Other companies with greater resources than us have products that perform similar functions to ours and which can be used in place of our products. While we have incorporated various proprietary features into our products that we believe differentiates our products from those of our competitors, our ability to quickly develop market share is to some extent limited by our size and financial resources, and accordingly we may be at a competitive disadvantage to other larger companies that can allocate significant resources to marketing, sales and distribution, as well as production. If we are unable to effectively compete against these larger competitors, we may lose existing and potential market share which would likely reduce the value of our company.

Five former shareholders of our wholly owned subsidiary, Gordon McPhedran, President and CEO, Jack Barbier, Vice President Engineering, Dale Olmstead, Vice President Operations, Harj Manhas, Vice President Corporate Finance, and Secura Investments, hold 65.2% of our common stock and have the ability to control management and affairs of Surge Technologies Corp. and to deter changes in control.

As a result of the acquisition of our subsidiary, Surge Acquisition Corp., we issued 10,660,017 shares of our common stock to five shareholders, representing 65.2% of our current issued and outstanding voting shares. As a result, such persons, acting together, will have the ability to control most matters submitted to our stockholders for approval, including the election and removal of directors, and to control the management and affairs of Surge Technologies Corp. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of Boundless, impeding a merger, consolidation, take-over or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which limits the ability of our stockholders to participate in opportunities that may increase the value of their stock.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "anticipates", "believes", "plans", "expects", "future", "intends" or similar expressions. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties and assumptions. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling shareholders.

PLAN OF DISTRIBUTION

The sale or distribution of the common stock covered by this prospectus may be effected directly to purchasers by the selling shareholders from time to time in the over-the-counter market at a price of $0.40 per share until our shares are quoted on the OTC Bulletin Board or other trading facility and thereafter at prevailing market prices or privately negotiated prices. The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as an agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resales by that broker or dealer for its own account pursuant to this prospectus; (c) an over-the-counter sale in accordance with the rules applicable to such sales; (d) in ordinary brokerage transactions or transactions in which the broker solicits purchasers; (e) in transactions otherwise than on any stock exchange or in the over-the-counter market, including privately negotiated transactions; and (f) pursuant to Rule 144. Upon our shares being quoted on the OTC Bulletin Board, any of these transactions may be effected at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholder, or by agreement between the selling shareholder and underwriters, brokers, dealers or agents, or purchasers. There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them.

In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated prior to the sale. The selling shareholders, and any brokers, dealers or agents that participate in the distribution of the shares may be deemed to be underwriters, and any profit on the sale of the common stock by them and any discounts, concessions or commissions received by any underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.

We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby in this prospectus.

DETERMINATION OF OFFERING PRICE

This offering is solely for the purpose of allowing our shareholders to sell their stock. The selling shareholders may sell their shares when the registration statement becomes effective, or they may elect to sell some or all of their shares at a later date.

Prior to this offering there has been no market for our common stock. The offering price of the shares was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining the price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.

We have 16,561,352 shares of common stock issued and outstanding. The most recent sale of our common stock completed on January 10, 2002, when a total of 907,352 shares of our common stock were issued from our treasury at a price of $0.25 per share.

MARKET FOR COMMON STOCK

There is currently no established market for our common stock. We are proposing to apply for quotation on the NASD Over-the-Counter Bulletin Board in conjunction with this offering. In order to be approved for quotation, we must be current in our filing obligations with the United States Securities and Exchange Commission reporting requirements and our market maker must apply for and obtain clearance from the National Association of Securities Dealers (NASD) to commence trading. There are no guarantees that we will be approved for quotation on the Bulletin Board.

There were 56 holders of record and beneficially of our common stock as of February 28, 2003, holding a total of 16,561,352 shares.

There are currently no outstanding options, warrants or other securities convertible into shares of our common stock. All our shares are subject to resale restrictions pursuant to Rule 144 under the U.S. Securities Act of 1933.

This offering covers the sale of 3,653,426 shares of our currently outstanding common stock held by the selling shareholders. Shares offered and sold to the public through this prospectus will no longer be subject to Rule 144 and may be subsequently resold in the secondary market. Any shares subject to this offering, but not sold through this prospectus will remain restricted and may only be resold pursuant to Rule 144. The following table summarizes the hold periods applicable to our common stock under U.S. federal securities laws:

Number of Shares	Description
3,000,000(1)	Shares that may be sold beginning on September 3, 2003 in accordance with Rule 144.
12,550,000(2)	Shares that may be sold beginning on September 3, 2003 in accordance with Rule 144.
1,011,352(3)	Shares that may be sold beginning on January 10, 2004 in accordance with Rule 144.
16,561,352	Total number of shares issued and outstanding.

(1)	These shares are subject to this prospectus. Any of these shares sold through this prospectus will no longer be subject to Rule 144 and may be resold in the secondary markets.

(2)	250,000 of these shares are subject to this prospectus. Any of these shares sold through this prospectus will no longer be subject to Rule 144 and may be resold in the secondary markets.

(3)	403,426 of these shares are subject to this prospectus. Any of these shares sold through this prospectus will no longer be subject to Rule 144 and may be resold in the secondary markets.

There are no contractual restrictions on the resale of the outstanding common stock.

In general, Rule 144 promulgated under the Securities Act provides that securities may be sold if there is current public information available regarding the issuer and the securities have been held at least one year. Rule 144 also includes restrictions on the amount of securities sold, the manner of sale and requires notice to be filed with the SEC. Under Rule 144 a minimum of one year must elapse between the later of the date of the acquisition of the securities from the issuer or from an affiliate of the issuer, and any resale under the Rule. If a one-year period has elapsed since the date the securities were acquired, the amount of restricted securities that may be sold for the account of any person within any three-month period, including a person who is an affiliate of the issuer, may not exceed the greater of 1% of the then outstanding shares of our common stock or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. If a two-year period has elapsed since the date the securities were acquired from the issuer or from an affiliate of the issuer, a seller who is not an affiliate of the issuer at any time during the three months preceding a sale is entitled to sell the shares without regard to volume limitations, manner of sale provisions or notice requirements. Affiliates of the issuer are subject to an ongoing volume restriction pursuant to Rule 144 on resales of shares held by them.

Penny Stock Rules

Because of rules that apply to shares with a market price of less than $5.00 per share, known as the "penny stock rules", investors in this offering will find it more difficult to sell their securities. The penny stock rules will probably apply to trades in our shares. These rules in most cases require a broker-dealer to deliver a standardized risk disclosure document to a potential purchaser of the securities, along with additional information including current bid and offer quotations, the compensation of the broker-dealer and its salesperson in the transaction, monthly account statements showing the market value of each penny stock held in the customer's account, and to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

Dividends Policy

We have not paid dividends on our common stock since our inception. Dividends on common stock are within the discretion of the Board of Directors and are payable from profits or capital legally available for that purpose. It is our current policy to retain any future earnings to finance the operations and growth of our business. Accordingly, we do not anticipate paying any dividends on common stock in the foreseeable future.

SELLING SHAREHOLDERS

The following table sets forth the names of the selling stock holders and information as to their share ownership and shares which may be offered for sale pursuant to this prospectus. Because the selling shareholders may sell all or part of the share of common stock offered hereby, the following table assumes that all shares offered under this prospectus have been sold by the selling shareholders. The offered shares of common stock may be offered from time to time by each of the selling shareholders named below. However the selling shareholders are under no obligation to sell all or any portion of the shares of common stock offered, neither are the selling shareholders obligated to sell such shares of common stock immediately under this prospectus. Particular selling shareholders may not have a present intention of selling their shares and may offer less than the number of shares indicated. The selling shareholders may also sell their shares under Rule 144 while this offering is effective.

Name of Selling	Number of Shares	Maximum	Number of	Percentage of
Shareholder	Beneficially	Number of Shares	Shares	Shares
	Owned Prior to the	being Offered	Beneficially	Beneficially
	Offering(1)		Owned After the	Owned After the
			Offering	Offering(2)
Neal King	475,000	475,000	0	0
Brad Harker	490,000	490,000	0	0
SNJ Capital Ltd.(3)	792,000	733,040	58,960	0.36
Praveen Varshney	600,000	600,000	0	0
Shelly Dunn	300,000	300,000	0	0
Manu Naran	100,152	33,050	67,102	0.41
Bryce Stephens	20,000	6,600	13,400	0.08
Hari Varshney	228,000	75,240	152,760	0.92
Randall Walrond	20,000	6,600	13,400	0.08
Charles Barstow	25,100	8,283	16,817	0.10
Myron MCCullough	25,100	8,283	16,817	0.10
Anthony Polegato	20,000	6,600	13,400	0.08
Naddine Bahadoorsingh	36,000	11,880	24,120	0.15
Imtiaz Razack	250,000	250,000	0	0
Jitendra Singh	575,000	548,200	26,800	0.16
FIC Investment Ltd (4)	80,000	26,400	53,600	0.32
Pharm Dhinjal	20,000	6,600	13,400	0.08
Harinder Jassal	20,000	6,600	13,400	0.08
Larry Payne	125,000	41,250	83,750	0.51
Richard Lau	60,000	19,800	40,200	0.24

TOTAL	4,261,352	3,653,426	607,926	3.67

(1)	Includes all shares that may be acquired pursuant to exercise or conversion of rights, options, warrants or other securities convertible or exerciseable to acquire common shares of Surge.
(2)	Based on the total issued and outstanding shares as at February 28, 2003 of 16,561,352 shares.
(3)	A company controlled by Sokhie Puar.
(4)	An investment company controlled by Mike Lathigee.

BUSINESS

Overview

Copper wire technology is a key component of the telecommunications industry and is universally used in connecting telecommunications networks to end-users. Every building and household in North America using copper wire telephone line has a primary electrical surge protection device inserted between the outside telephone line and the inside connection to each phone, fax or computer. We design, manufacture, and sell several product lines of electrical surge protection devices for use by the telecommunications industry. These electrical surge protection devices are called Building Entrance Terminals or BET’s. Our product lines of BET devices provide surge protection options ranging from protection for a single residential telephone line to protection of in excess of 100 telephone lines for commercial installations.

We also manufacture surge protection products that are customized to suite specific requirements of our customers.

Corporate History

Our business operations commenced in December of 1998, and are conducted primarily through our wholly owned subsidiary Surge Technologies Inc. Our Surge Technologies subsidiary, referred to below as Surge Alberta, was formed under the laws of Alberta, Canada, on March 31, 2001 as the result of the merger of two Alberta corporations, Barmac & Associates Inc. and Surge Alberta. The resulting company retained the name Barmac & Associates Inc. The merger resulted in the integration of the pre-merger operations of Barmac and Surge, being respectively, the marketing of electrical surge protection products, and the manufacture of electrical surge protection products. Both Barmac and Surge Alberta were incorporated in Alberta in December of 1998, at which time they commenced operations. On June 13, 2002, Barmac changed its name to Surge Technologies Inc.

We acquired our Surge Alberta pursuant to the terms of a share exchange agreement dated September 3, 2002 as amended by agreement dated November 7, 2002. The share exchange agreement was entered into with Surge Alberta, Surge Acquisition Corporation which is our wholly owned Nevada subsidiary, and five shareholders of Surge Alberta holding collectively 73.9% of its issued and outstanding share capital. The terms of the agreement provided that we would acquire from the shareholders of Surge Alberta 85% of their Class A common shares in exchange for 10,186,323 shares of our common stock, the remaining 15% of their Class A common shares in exchange for 825,930 shares of our common stock, 100% of their Class B common shares in exchange for 807,745 shares of our common stock, 100% of their Class E common shares in exchange for 180,000 shares of our common stock, collectively representing 100% of the issued and outstanding shares of Surge Alberta.

We entered into an amendment to the share exchange agreement dated November 7, 2002. Under the original agreement, Surge Alberta agreed to merge with our subsidiary, Surge Acquisition Corp., thereby forming one successor company to be organized under the laws of Nevada. The amendment changed the nature of the acquisition to a share exchange under the corporate laws of the State of Nevada, whereby on closing of the transaction Surge Alberta would be a wholly owned subsidiary of Surge Acquisition Corp.

All shareholders of Surge Alberta delivered their shares pursuant to the voluntary share exchange, and on closing of the acquisition our wholly owned Nevada subsidiary, Surge Acquisition Corporation, acquired all of the issued and outstanding shares of Surge Alberta in exchange for the issuance of 12,000,000 shares of our common stock to the shareholders of Surge Alberta. The following chart illustrates the resulting corporate structure.

The share exchange agreement further provided that on closing of the acquisition of Surge Alberta, three directors of Surge Alberta, namely Gordon McPhedran, Dale Olmstead and Harj Manhas, would be appointed to our board of directors. The board of directors and officers of Surge Alberta remains unchanged as a result of the acquisition, and named below. All directors and officers of Surge Alberta are residents of Alberta, Canada:

Gordon McPhedran	President, Chief Executive Officer and Director
Harj Manhas	Vice President Corporate Finance and Director
Thom Eggertson	Chief Financial Officer
Jack Barbier	Vice President of Engineering, and Director
Dale Olmstead	Vice President of Operations, and Director

As a result of the acquisition, the former shareholders of Surge Technologies Inc. collectively obtained a controlling interest in our parent company, Surge Technologies Corp. and a majority of our board of directors is comprised of directors of Surge Alberta.

Management of Surge Alberta believes that the acquisition and resulting U.S. parent company provides greater opportunities to expand the business of Surge into the U.S.. The acquisition also provided Boundless with an operating business.

Other than receiving shares in our capital stock pursuant to the voluntary share exchange, no party related to Surge Alberta received any compensation or realized any gain during the business combination. Other than any potential benefit to our existing shareholders prior to the acquisition, solely by reason of holding shares, no party related to us received any compensation or realized any gain during the business combination. A finders fee was paid to Mr. Imtiaz Razack in the amount of 250,000 shares of our common stock and to Mr. Kennith Bray in the amount of 300,000 shares of our common stock.

Our parent company, Surge Technologies Corp. was incorporated on January 31, 2000 under the laws of the Sate of Nevada under the name Boundless Vision Incorporated. Boundless was incorporated for the purpose of developing a business by analyzing various market factors and seeking a suitable target businesses with which to merge. Prior to the acquisition of Surge Technologies Inc., Boundless had no substantive business operations. In connection with the acquisition of Surge Technologies Inc., we changed our name to Surge Technologies Corp. effective November 21, 2002. Our parent company, Surge Technologies Corp. will assume and carry out various administrative and policy making functions respecting the operations of the operating subsidiary. The administrative functions include ensuring regulatory compliance, instructing legal, tax and accounting professionals, accounting oversight and financial management of the company and its subsidiaries, employee stock options. The directors and management of the parent company also make strategic decisions as necessary to carry out our business plan. Manufacturing and day to day sales activities are performed by the operating subsidiary.

From the date of incorporation to August 13, 2002, the President and Chairman of the Board of Boundless was Jaak Olesk. From the date of incorporation to June 21, 2002, the Secretary and Treasurer of Boundless was Morena Rodriguez. Jaak Olesk was the sole control person prior to the merger, holding 91.67% of the company’s issued and outstanding common stock. Other than the current management there were no persons other than those listed above that have acted as officers of Boundless.

Surge Acquisition Corp. was incorporated for the purpose of merging with Surge Alberta in order to form a Nevada incorporated operating subsidiary. As a result of the amendment to the share exchange agreement, Surge Acquisition Corp. instead will act as a holding company with its sole current assets being the shares of Surge Alberta. The board of directors and officers of Surge Acquisition Corp. remains unchanged as a result of the acquisition and are named in the table below. Both directors are residents of British Columbia, Canada:

Peter Sanders	President and Director
Bijay Singh	Secretary, Treasurer and Director

Industry Overview

The design and manufacture of electrical surge protection devices for telecommunications purposes is a niche sector of the telecommunications industry. The demand for our products is related to technological change and overall growth within the telecommunications industry.

The typical telecommunication infrastructure within North America consists of a series of telephone line and fibre optic cable networks that rely on sophisticated switches and relays. These switches and relays are sensitive to electrical surges that may flow through telephone lines. Electrical surges are transient increases in voltage and current that can occur from a number of causes, including lightning strikes, current from a power line that has come into contact with a telecommunications cable, lightning strikes along or nearby a network cable, induction from other proximate electrical power wires, power faults, electrostatic discharge or other electrical hazards. Preventing these electrical surge hazards from harming people, damaging expensive equipment, and causing system downtime requires the installation of reliable surge protection products throughout the network.

Surge protectors are installed at various points on the network. These points include at local telecommunications hubs through which network conduits are routed, point of entry between a network line and an end-user commercial building or residence, and localized protection within an end-user commercial building or residence.

We currently manufacture surge protection devices for point-of entry protection of commercial and residential telecommunications lines, as well as for localized or station protection within a building. We are also currently developing new products for protection of telecommunications hubs.

Over the last two decades, micro-chip technology and other technologies have been developed that use the telecommunications networks. These products are significantly more sensitive to fluctuations in voltage and current than the traditional telephone. This has reinforced the need for both primary and secondary surge protection devices that are sensitive to smaller fluctuations in voltage and current than previously required to protect traditional analog equipment. Primary surge protection devices typically provide surge protection at the point of entry into a building. Secondary surge protection devices are typically used within a building often in close proximity to the equipment being protected.

Presently every building and household in North America connected to a telephone line has a surge protection device in place between outside telephone lines and inside connections to telephones or computers. In a building, surge protection devices are installed at the point of emergence of telecommunications service cables typically through an exterior wall or floor. Accordingly, these electrical surge protection devices are aptly termed Building Entrance Terminals or BET’s. A BET has an input, output, a ground connection and one or more inputs for surge protection modules. The capacity of any BET varies from a single telephone line to in excess of one hundred telephone lines. The manufacture of BET’s has been largely standardized throughout the industry, however various manufacturers offer products with different features, quality and characteristics.

A BET does not provide surge protection on its own, but rather requires the insertion of a surge protection module for each telecommunications line to be protected. A surge protection module is a self contained plug-in device that is commonly referred to as a 5 pin protector module. Accordingly, a BET with a capacity of 50 lines may have up to 50 modules plugged in, or one for each line. A 5 pin protection module has a current input, output and a connection to ground. In the event of an overvoltage situation, the module contains some physical material, such as a gas or solid, that allows excess voltage to be redirected to ground, thereby maintaining a relatively constant current output to the end-user equipment. The greater the sensitivity of the end-user equipment, the more sensitive the module must be to current fluctuations. Modules used with BET’s are largely standardized throughout the industry. The design and manufacture of 5 pin protector modules is complementary to the design and manufacture of BET’s, although a manufacturer of a BET may outsource the 5 pin protector modules.

Surge protection devices are typically designed to protect surges through traditional copper wire telephone lines. Over the last 10 years, the significant increases in voice, data and internet traffic over telecommunications lines have resulted in higher capacity fibre optic cables replacing traditional copper wire cables. Fibre optic cables are expensive to install and accordingly are used primarily for major network conduits. However, copper wire cables continue to be predominantly used throughout North America to connect major network conduits to end users. Stated otherwise, copper wire technology continues to be used for the “last mile” connections between networks and businesses and households.

The continued use of copper wire technology for last mile connections combined with the increased volumes of voice, data and internet traffic over modern telecommunications networks has resulted in integration of old technology and new technology. In order to integrate these technologies, research and development in the telecommunications industry has resulted in innovative software and hardware products being developed that can manage higher traffic volumes over the existing copper-wire infrastructure. As a result, new technology applied to the existing copper-wire infrastructure has had the indirect effect of revitalizing copper wire communications, as well as generating a niche sector of the telecommunications industry for those suppliers that offer products that enhance the use of copper wire connections, including surge protection products.

Our Products

We design, manufacture and sell high quality electrical surge protection products. Our products are used by telecommunications companies for primary surge protection for end-users connected to copper-wire telephone linesks. All our products are designed to protect end-user electronic equipment from temporary increases in voltage travelling through telecommunications lines. As many of our products are based on standardized technology, our products can be integrated with similar products from other manufacturers.

The choice of an appropriate surge protection product is dependant on the number of telecommunications lines requiring protection as well as the sensitivity of the electronic equipment connected to the lines. We have several product lines that provide a range of surge protection options based on the requirements of any particular telecommunications network and the number of telecommunication lines protected. Our current product lines are building entrance terminals (BET’s), 5 pin modules and station protectors. These are described in more detail below. We also manufacture customized surge protection equipment to suit specific customer requirements.

Our BET’s are available in a number of configurations based on type of input and output cables and wiring used in the network, number of telecommunications lines involved, and location of installation. Configurations include terminals that protect as few as 6 lines, to as many as 100 lines per BET. In the 100 line configuration BET’s can be connected in series to handle larger installations. The Company has engineered a number of design and feature upgrades over BET’s offered by other manufacturers, that improve the overall application, strength and ease-of-install for the field technicians. We also manufacture surge protection products that are customized to suit a specific customers needs. This typically involves customized configurations for our BET’s.

Our BET’s accommodate industry standard 5 pin protection modules, which are plugged into our BET’s in order to provide surge protection. These protection modules are analogous to self-resetting fuses inserted into a fuse box. Our 5 pin protection modules are offered in two formats, a gas tube module and a solid state module. We manufacture the gas tube module in-house, and outsource the solid state module from Teccor Electronics Inc. Products from Teccor are incorporated into our BET products, and are not sold separately. Our 5 pin gas protection module provides fast reacting protection against voltage surges before they can cause damage to telecommunication networks and end-user equipment. The gas tube provides protection against small fluctuations in voltage and current, and accordingly is suited to sensitive networks such as Digital Subscriber Lines “DSL”. The solid state protection module uses integrated semiconductor technology to provide similar protection.

We also produce station protector devices, which are an alternative form of surge protection device. These devices are primarily located in telecommunications interface boxes that are placed between incoming and outgoing network communications. Station protectors are used to protect smaller connections known as pair counts, such as household voice and data lines. A one pair count would include a single voice or data line. Protectors may be designed to operate on short-duration over-voltage, long-duration over-voltage situations, or both.

We have recently brought into commercial production a patent pending multi-purpose grounding system that allows more flexibility for grounding and a higher level of protection. This system also allows a reduction in the amount of cross talk between customer lines due to current cross-over, and provides a cost reduction in the manufacturing of the BET line of products.

The surge protection products manufactured in our facilities are covered by a six year warranty on product defects resulting from faulty workmanship or materials.

In addition to our manufactured or assembled products, we resell secondary surge protection products produced by Cylix Corporation in order to enhance the scope of our products. Secondary protectors are used within an end-users building or premises, typically in close proximity to the equipment being protected, and provides additional of surge protection. We are also a distributor of a surge protection device manufactured by Bournes Inc. Revenues from resales of Cylix and Bournes products represents approximately 2% of our overall sales on an ongoing basis.

New Products

In order to take advantage of potential market opportunities, as well as to keep pace with changes in the telecommunications industry, we are continuously reviewing additional product offerings. We have two engineers allocated to research and development on a full-time basis. Other engineers in the company all work on product development on an as needed basis. We recorded research and development expenses of $6,784 for our financial year ended March 31, 2002, and nil for our financial year ended Marcy 31, 2001. These amounts do not include salaries paid to staff working on research and development. The areas of new product development we are in the process of designing are:

Central Office Unit (Foreign and North American models): The central office is considered as the first line of defence in the telecommunication circuit. The signal that enters a telephone unit originates at the central office of a telecommunications provider. This requires a multi-pair block which provides over-voltage protection for that circuit. This is an ongoing project that has been in the design stage for the last

6 months. We are now in the process of constructing a rapid prototype. Upon final testing being successful, we anticipate that production should commence in September of 2003.

Customer premise unit: Allows for quick and easy installation up to and including six lines where a “Building Entrance Terminal” is considered to be larger than what is required for the application. We are in the process of designing a multi-use customer premise unit, which may also have other applications such as metering or small monitoring equipment for power utilities as well as telecommunications. This product is currently at Underwriters Laboratory for evaluation. Results are expected by May of 2003. We expect to market this product by July 2003.

Two Pair customer premise enclosure: A small customer premise unit which contains up to two protection modules (station protector type for voice or data lines). This is a small pair count unit geared towards off shore sales as most North American telephone companies utilize a fuller sized Network Interface Device to include up to 6 lines of service. The design stage of this project is complete and has been submitted for quotation to plastic injection moulding companies. We anticipate being able to market this product in early to mid 2004.

IDC Station Protector: Insulation Displacement Connector which we are incorporating into our Station Protector is a quick connect system that does not require a tool for connection. These protection devices are primarily located inside a Network Interface Device “NID” box and are mainly used to protect smaller pair counts such as household voice and data lines. This method will be the preferred choice for future installations as many systems operate on a higher voltage, previously the contacts on these types of devices were exposed, the IDC connection method will limit the exposure for the installation personnel. This is a unit being developed to replace the standard 356 type station protectors. While it’s main advantage is that it will provide a tool-less connection for ease of installation, it also provides additional safety for service personal who have to work on high-voltage systems. We have solicited interest from regional telephone operating companies for this style of product and are working through an established distribution network to secure sales for this unit. This unit is currently in the prototype stage and due to the complexity of design we anticipate a lengthy development period. We would not anticipate bringing this product to market until early to mid 2004.

Hybrid Solid State-Gas Tube Protection Module: Combination Solid State (fast reacting, time is actually measured in nano-seconds) and conventional gas tube, which is better known for high current carrying capabilities. The solid state portion of this device reacts to a transient voltage quicker than the conventional gas tube technology, however if the current carrying capability of the solid state device is exceeded then the gas tube will take over and continue to shunt (to ground) the transient voltage. This product is currently under development and is scheduled to be commercially available by late 2003.

Cable, DSL and Fibre Optic: While our existing product line supports the copper wire infrastructure of the telecommunications industry, we are also planning and researching new products to provide protection for low voltage digital transmissions (DSL) as well as enclosure products for conversion of fibre optic to copper for last mile installation . We believe these planned products will be of interest to our established customer groups and distributors, and represent areas of potential growth within our industry sector. We are currently in the planning and researching stage, and no product prototypes have been developed. We do not currently have a schedule in place for the development or release of this proposed product line.

Production

We manufacture our Building Entrance Terminals, 5 pin gas protection modules and station protectors at our production facility located in Calgary, Alberta. We incorporate into some of our BET’s 5 pin solid state protection modules manufactured by Teccor Electronics Inc. a major electronics manufacturer. These products are sold as a packaged product, and we do not sell the Teccor 5 pin module separately from our BET’s.

We also resell secondary protectors from Cylix Corporation, and surge protection devices produced by Bournes Inc. We incorporate gas discharge tubes manufactured by Bournes Inc. into our 5 pin gas protector modules. Our production and manufacturing is contained in a 10,000 square foot facility attached to our corporate offices. Sales of products from Bournes Inc. and Cylix Corporation represents approximately 2% of total sales on an ongoing basis.

The Market and Marketing Plan

Our current market is primarily North America, however we are expanding our marketing and sales channels internationally. Every commercial and residential complex in North America where telephone services exist is protected by a primary electrical surge protection device. We recognize three customer groups that we market our current product lines to, and that we expect to market any future products that we may offer. These groups are summarized as follows:

  Local Exchange Carriers: In Canada includes TELUS, Bell Canada and various other Telecoms. The Canadian marketplace for the telecommunications industry accounts for approximately 10% of the total North American marketplace. In the United States these carriers include Verizon, Quest, Bell South and other regional Bell Operation Companies which represent approximately 65%-70% of the access lines in the United States.
  Competitive Local Exchange Carrier’s: Since deregulation of the telecom markets, a number of niche companies have entered the market with a combined market share of 30% to 35% of the U.S. market, and a smaller percentage of the Canadian market.
  Distributors and Distribution Networks: These are generally used to sell smaller product orders to Competitive Local Exchange Carrier’s and other contractors.

Distribution and Sales

The majority of our sales are as a result of direct marketing to the corporate customer. These customers are identified by our marketing department. In the case of a telephone company, products are submitted to the engineering department and upon approval, a request for proposal is provided to select vendors for response. We estimate that 50% of our business is as a result of direct marketing. The direct marketing approach has resulted in supply contracts with TELUS Communications Inc." , a national telecommunications company in Canada that currently maintains approximately 5 million telephone access lines. Currently sales of our products to TELUS represents approximately 60% of our over-all sales. Our contract with TELUS is for the provision of BET’s and protector products through February 28, 2006, and may be renewed thereafter.

We also utilize US and Canadian distributors of telecommunications products. This is a more cost-effective method of distribution at the present-time, rather than creating, training and deploying a national and international sales force. We currently have distribution relationships with a number of distributors, as well as a number of agency agreements with telecommunications manufacturers and wholesalers, in Canada and the United States. We currently have U.S. distributors that market our products. Our current non-U.S. contract orders are mainly spot orders from distributors for use by competitive local exchange carriers and contractors. These orders are received on a steady basis. In conjunction with our largest vendor we have manufactured a series of products exclusively for distribution to US customers. One of the largest end users of our technology is a US based local exchange carrier. We currently do not have a contract with any U.S. local exchange carriers, however we indirectly supply manufactures products to the U.S. local exchange carrier market through our distribution channels. Due to confidentiality provisions in our sales agreements with our distributor, the names of the purchasers are not disclosed to us by distributors.

With our strategic US vendor relationship we were able to renew our contract with a national Canadian telecom for the supply of BET’s and our protection modules for an additional three years. This contract represents sales of approximately CDN$2,300,000 per year over three years, or 60% of our total sales.

Approximately 60% of our sales are made to Canadian and 40% to U.S. customers. We are expanding our marketing into foreign markets, however we currently do not have any significant purchase orders.

Advertising

Our major forms of advertising are product brochures and the corporate website. Our marketing plan places most of its emphasis on developing brand recognition by targeting supply agreements with large telecom companies and distributors. Our U.S. distributors also use industry magazines to advertise and promote our products.

Trade Shows

We currently attend three industry specific trade shows per year. This number may decrease in the following fiscal year. We have experienced that the marginal dollar benefit of trade show participation is less than other promotional media (print ad, direct mail, etc.). Therefore, we intend to be very selective in the trade shows we attend. Our focus will be distributor and dealer targeted shows rather than end user shows.

Pricing Strategy

Our production facility is in Canada which provides us with a competitive advantage due to the favourable exchange rate currently experienced with the U.S. dollar. The current exchange rates permits us to manufacture our products at lower cost than the majority of our U.S. counterparts. The North American Free Trade Agreement has removed tariffs on cross border sales for many Canadian manufactured goods.

Competition

Sales of our product are made through distributors and competitive bidding directly to telecommunications companies. The competitive bid process for surge protection equipment in the telecommunications industry is comparable to the process in the construction industry, where similar products and services can be supplied by a number of suppliers. In the telecommunications industry, a company must establish itself as a qualified supplier to the potential customer. This requires meeting or exceeding product engineering specifications established by the customer, as well as obtaining product standards approvals such as Underwriters Laboratory and or Canadian Standards Association. Upon receiving the necessary approvals and meeting customer criteria the supplier submits a bid to a potential customer.

As there are a number of qualified suppliers that manufacture products that are generic in form and function, price, quality of product and effective ability to deliver product are the principal competitive factors. For example, we believe our status as qualified supplier with TELUS Communications Inc." in Canada is due to our price competitiveness, design capabilities, and shorter than industry standard lead times. The same evaluative criteria are used by most local exchange carriers, however the success of a bid may be limited by the design and manufacture of products were they may not meet the specific application requirements of any one carrier.

We believe our ability to effectively compete within the industry and build market share involves the production of quality products at competitive prices, as well as establishing ourselves as constantly and continuously meeting and exceeding the delivery, quality, and service performance criteria specified. We rely on our ability to quickly research, design, test, obtain approvals, manufacture and sell into a product market. Our products are positioned in the market as robust and high quality products in relation to lower quality and cheaper products by foreign manufacturers. In markets where the penetration costs are too great and would be a drain on the current resources, our business plan is to act as supplier for some telecommunications companies that could otherwise be considered competitors.

Our competitive advantage in the U.S. market combines our above-mentioned attributes with a favorable exchange rate between the Canadian dollar and the U.S. dollar. Our marketing in the U.S. is primarily conducted through our U.S. distribution channel.

There are several competitors within this niche sector. Competitors make similar products with similar uses and capabilities which are typically based on industry wide standards. Surge does however use proprietary technologies for the design of its products. We believe we have a competitive advantage over some of our larger competitors due to the ability to quickly research, design, test, obtain UL approvals, manufacture and sell into a product market. We believe the large integrated multi-national competitors cannot react quickly or deliver smaller custom orders.

Description Of Property

Property

Our executive office and manufacturing facility is located in Calgary, Alberta, where we currently lease 16,000 square feet. We lease this space under an industry standard operating lease with a term expiring June 30, 2007 renewable at the option of Surge Technologies Inc. Current monthly lease obligations are $7,374.58. All parties to the lease are unrelated. We believe that our current facilities are adequate and are suitable for our current use, and that suitable additional facilities will be available, when needed, upon commercially reasonable terms. Our facilities are adequately insured against perils in a manner consistent with industry practice.

Intellectual Property

We will rely on a combination of patent laws trade secret laws, non-disclosure and other contractual agreements, and technical measures to protect the confidential information, know-how, and proprietary rights relating to our electrical surge protection products and other Surge products. We have contractual rights with respect to registered North American trademarks and Trade names including the following: our Surge logo, Surge Technologies Inc., SurgeTech and Barmac. We have registered the following active Internet domain name www.surgetech.com.

We have filed the following patent application: U.S. Patent Application Number 09/690,165, owned by Surge Technologies Inc. and filed October 16, 2000 covering “Apparatus for Providing a Ground to Telecommunications Equipment”. We are also in the process of finalizing draft patents to be filed in

Canada and the U.S. on the following: Stations Protector (standard) device; Stations Protector (IDC) device; Category 5 designs and Interlocking IDC Block.

Our standard employment agreements and license agreements contain provisions that protect the confidentiality of our proprietary property. All our employees and sales agents are required to sign these agreements prior to their employment or engagement.

To date we have not received notification that our services or products infringe the proprietary rights of third parties. Third parties could however make such claims of infringement in the future. We cannot be certain that others will not develop substantially equivalent or superseding proprietary technology, or that equivalent services will not be marketed in competition with our services, thereby substantially reducing the value of our proprietary rights. Furthermore, there can be no assurance that any confidentiality agreements between us and our employees or any license agreements will provide meaningful protection for our proprietary information in the event of any unauthorized use or disclosure of such proprietary information.

Government Regulation

All Surge products are approved for Underwriters Listing “UL” and Canadian Underwriters Listing “CUL” where required by law. We are also currently in the process of having our equipment approved by Rural Utilities Service “RUS”.

Employees

Surge Technologies Inc. employs 13 full staff and 3 part-time staff at its manufacturing facility in Calgary, Alberta.

Legal Proceedings

To the best of our knowledge, there are no legal actions pending, threatened, or contemplated against us.

Additional Information

We file annual, quarterly, and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information on file at the SEC's Public Reference Room at 450 5th Street, N.W. Judiciary Plaza, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains the reports, proxy statements and other information on which we file electronically with the SEC. The SEC's website is located at http://www.sec.gov

We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, omits certain of the information set forth in the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement and the exhibits filed as a part thereof. Statements contained in this prospectus as to the content of any contract or other documents referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by this reference. The registration statement and exhibits can be inspected and copied at the public reference section at the SEC's Public Reference Room in Washington D.C. noted above. The registration statement and exhibits can also be reviewed on the SEC's Internet site at http://www.sec.gov

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND PLAN OF OPERATIONS

The following discussion and analysis should be read in conjunction with our audited Financial Statements and Notes thereto for the period ended March 31, 2002, and our un-audited Financial Statements and notes thereto for the nine months ended December 31, 2002, and other financial information appearing elsewhere in this prospectus.

Overview

The substantive operations of our business are conducted by our subsidiary, while the parent company provides certain administrative and strategic decision making functions. Our wholly owned subsidiary Surge Technologies Inc., incorporated in 1998, designs manufactures and sells a number of generic and custom application electrical surge protection devices. Our current product line consists of a variety of configurations of Building Entrance Terminals, two five pin surge protection modules, and a station surge protection device. Our products are sold to telecommunications companies throughout North America. For the fiscal year ended March 31, 2002, approximately 40% of our sales were to U.S. customers, and 60% to Canadian customers. We are also developing new products in order to expand our product lines and to keep pace with changes in telecommunications technology.

Results of Operations

For the nine months ended December 2002 compared to December 2001 revenues for the nine months ended December 31, 2002 were $1,217,576, a decrease of 6.1% as compared to revenues of $1,297,090 for the nine months ended December 31, 2001. The decrease in revenues was primarily due the down turn in the telecom sector. The revenues for the three-month period ending December 31, 2002 was $352,291, a decrease of 19.8% as compared to revenues of $439,761 for the same period ending December 31, 2001.

The cost of goods sold as a percentage of sales was 85% for the nine months ended December 31, 2002, as compared to 85.7% for the nine months ended December 31, 2001. To improve margins we are changing the product mix and using multiple vendors. This will ensure input costs are better managed and result in increased margins. We have also focused on selling higher margin products to increase profits.

Gross profit for the nine months ended December 31, 2002 was $177,297, a decrease of 4.7%, as compared to the gross profit of $185,961 for the nine month period ended December 31, 2001. The decrease was due to lower revenues for the three-month period ended December 31, 2002.

Selling, general and administrative expenses were $572,593 for the nine months ended December 31, 2001, an increase of 32.4%, as compared to $432,608 for the nine months ended December 31, 2001. As a percentage of revenues, selling, general and administrative cost were 47% for the nine months ended December 31, 2002, as compared to 33% for the same period in 2001. The increase in cost was due to costs associated with the company filing its registration statement on Form SB-2.

Interest expense declined by 38.8% from $25,882 for the nine-months ending December 31, 2001 to the $16,602 incurred for the nine-months ending December 31, 2002. This decrease resulted from a shareholder converting a portion of the loan into share capital.

Depreciation expense increased for the nine-month period ended December 31, 2002 when compared to the nine-months ended December 31, 2001 by $5,563 to $15,443. This increase resulted from the purchase of additional capital property and the corresponding depreciation as well as the increase in intangible assets.

Research and development cost were $11, 735 during the nine months ended December 31, 2002. This is an increase of 234% compared to research and development costs of $3,514 for the nine months ended December 31, 2001. The increase in costs was due to development of new products for foreign markets.

Net income for the nine months ended December 31, 2002 was a loss of $395,296 or $0.032 per share as compared to the same period the previous year of $246,647 or $0.243 per share.

For the year ended March 31, 2002 as compared to March 31, 2001

Revenues for the 12 months ended March 31, 2002 were $1,602,441 an increase of 13.3% over the corresponding 12 month period ended March 31, 2001. This increase in sales was primarily the result of increasing sales to the U.S. market.

The cost of goods sold as a percentage of sales declined by 8.2% to 84.0% for the period ended March 31, 2002 when compared to the period ended March 31, 2001 when the percentage was 92.2%. This decline in cost of goods sold was primarily the result of redesign of the products and their components resulting in lower manufacturing input costs and improved assembly efficiencies. A contributing factor was the expansion of the customer base. We entered into a long-term supply contract with a major Canadian Telecom utility in February of 2001. The cost of goods sold percentage on this contract was higher than for sales to other customers. The marketing value of obtaining this long-term utility contract in establishing the quality and reliability of our products, with other customers, made the increased cost of goods margin a strategic decision on the part our management. As the customer base diversifies and the planned improvements in the design of the products and increased manufacturing efficiencies are achieved the overall cost of goods sold percentage is expected to continue to decline on a year over year basis.

Gross profit for the 12 months ended March 31, 2002 increase by 133% to $256,306 from $110,142 for the 12 months ended March 31, 2001. This increase was the result of an increase in sales as well as the addition of higher profit margin U.S. customers to the customer sales mix.

Operating, general and administrative expenses increased to $552,909 for the period ended March 31, 2002 from $176,969 for the period ended March 31, 2001 representing a 212% increase year over year. This increase resulted from increases in staffing and compensation levels it paid to staff as well as other costs from increased sales and manufacturing activities.

For the year ended March 31, 2002 we had a one time write down of good will in the amount of $159,712. This was associated with the acquisition by Surge of all the issued and outstanding shares of 2001 Corp. from a related party by issuing shares of Surge. The excess, being goodwill, of the purchase price over the fair value of the net tangible assets acquired was $159,712. Management of the Company reviewed the value of goodwill for impairment and determined that the fair value of goodwill was nil as at end of year and as such the amount was expensed during the year.

For the year ended March 31, 2002 we had a net profit loss of $296,603 as compared to the previous year ended December 31, 2001 of a net profit loss of $226,539. The loss for the year 2001 included a one time expensing of goodwill of $159,712.

Liquidity and Capital Resources

We do not have an operating line of credit or a term loan from a financial institution consequently bank indebtedness at December 31, 2002 and September 30, 2002 is nil. We did have monies on deposit of $28,094 on December 31, 2002 and $1,093 on March 30, 2002.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We incurred a loss of $296,603 for the year ended March 31, 2002 and had a working capital deficit of $193,773 at March 31, 2002 which produced a current ratio of 0.73 to 1.0.

Investing activities consist of the acquisition of property and equipment and the development of new products (intangibles). For the nine-months ended December 31, 2002 we invested $35,917 in property and equipment. For the same period ending December 31, 2001 we invested $22,571 in property and equipment.

We have funded business operations from product sales, equity investment, loans from related parties and working capital. Operations were funded through share subscriptions in advance of $211,352, issue of share capital for cash in the amount of $77,718 and loans from related parties of $80,390 for the nine month period ended December 31, 2002.

Our Corporate plans for the next twelve months is to increase sales in Canada though our existing customer base by providing a wider selection of products. Our mandate is also to increase sales volumes in the United States by having a corporate presence there and increasing our distributor base. We intend to pursue new tenders both in Canada and the United States and start Internet Online sales through our corporate website.

We will also pursue new distribution channels for our products, increase research and development of new product lines, increase sales and marketing effort and produce our own moulds for certain components. This will be funded by internal cash flows and equity offerings. If we are successful in securing $750,000 in equity financing we will use the proceed as follows:

Sales and Marketing	$100,000
Research and Development	$150,000
Moulds	$200,000
Tooling	$50,000
Inventory	$50,000
Working Capital	$200,000

Total:	$750,000

We expect to achieve break-even operations in the next year and fund operations from positive cash flows. Our business plan contemplates an equity financing of up to $750,000 for development and marketing of our electrical surge devices. If we are not successful at raising this amount, we will have to reduce expenses associated with all operations in order to avoid continued losses. The ability to raise the financing is subject to market conditions, which currently do not favour investments in the telecom sector. A reduction in expenses would jeopardize our ability to carry out our new business strategy and consequently reduce or eliminate future growth, which would adversely affect the value of an investment in our company.

To date we have not invested in derivative securities or any other financial instruments that involve a high level of complexity or risk. We plan to invest any excess cash in investment grade interest bearing securities.

We believe we will meet working capital requirements for the next 12 months from invested capital and operating activities. The expected growth of the business will have to be partially funded by additional equity to support the higher inventory and accounts receivable levels. There can be no assurance additional financing will be available on acceptable terms, if at all. If adequate funds are not available, we may be unable to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures.

Our only material commitments as at December 31, 2002 are a supply agreement with a major national Canadian telecommunications provider and our lease for our building premises. The annual base rent payment for the next 12 months is $31,058. This includes the basic rent payments, production and warehouse premises.

There are no known trends or uncertainties that will have a material impact on revenue.

Critical Accounting Policies

Our critical accounting policies include the following:

Impairment of Long-Lived Assets

We make periodic reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Under Statement of Financial Accounting Standard ("SFAS") No. 121, an impairment loss would be recognized when estimates of undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. An impairment loss would be measured as the difference between the carrying amount of the asset and its fair value. No such impairment losses have been identified by us for the nine month period ended December 31, 2002 and for the years ended March 31, 2002 and 2001.

Revenue Recognition

Revenue from the sale of our electrical surge devices is recognized when product is sold, title passes to the purchaser and cost thereof is removed from inventory. Revenues that have been prepaid or invoiced but do not yet qualify for recognition under our policies are reflected as deferred revenues.

Inventory

Inventory of raw materials and supplies are valued at the lower of actual cost and replacement cost. Inventory of work in process and finished goods are valued at the lower of cost and net realizable value.

Contractual Cash Obligations

We have entered into agreements for the lease of office premises as at December 31, 2002. As at December 31, 2002, contractual cash obligations (lease and premises) for the years ending after March 31, 2003 are as follows:

2003	$31,058
2004	$64,032
2005	$66,110
2006	$69,531
2007	$68,279
2008	$17,458

The above includes the basic rent payments for new lease agreement of office, production and warehouse premises entered into by us, commencing July 1, 2002 and ending June 30, 2007.

Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 addresses the initial recognition and measurement of goodwill and other intangible assets acquired in a business combination and SFAS No. 142 addresses the initial recognition and measurement of intangible assets acquired outside of a business combination whether acquired individually or with a group of other assets. These standards require all future business combinations to be accounted for using the purchase method of accounting. Goodwill will no longer be amortized but instead will be subject to impairment tests at least annually. We are required to adopt SFAS No. 141 and 142 on a prospective basis as of September 30, 2002; however, certain provisions of these new standards may also apply to any acquisitions concluded subsequent to September 30, 2002. The adoption of SFAS No.141 and SFAS No.142 did not have a material impact on our financial position, results of operations and cash flows in 2002.

In August 2001, FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Although retaining many of the fundamental recognition and measurement provisions of SFAS No. 121, the new rules significantly change the criteria that would have to be met to classify an asset as held-for-sale. The statement also supersedes certain provisions of APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred rather than as of the measurement date, as presently required. As required by SFAS No. 144, we will adopt this new statement on April 1, 2003. We are currently evaluating this statement but do not expect that it will have a material impact on its financial position, results of operations or cash flows.

In April 2002, FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Among other things, SFAS No. 145 rescinds SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and the amendment to SFAS No. 4, SFAS No. 64, and Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. Through this rescission, SFAS No. 145 eliminates the requirement (in both SFAS No. 4 and SFAS No. 64) that gains and losses from the extinguishments of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Generally, SFAS No. 145 is effective for transactions occurring after May 15, 2002. We do not expect SFAS No. 145 to have a material impact on our results of operations or its financial position.

In June 2002, the FASB issued SFAS No. 146 Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 requires that the liability for a cost associated with an exit or disposal activity be recognized at its fair value when the liability is incurred. Under previous guidance, a liability for certain exit costs was recognized at the date that management committed to an exit plan, which was generally before the actual liability has been incurred. As SFAS No. 146 is effective only for exit or disposal activities initiated after December 31, 2002, we do not expect the adoption of this statement to have a material impact on our financial statements.

MANAGEMENT

Directors and Executive Officers

Our Board of Directors and executive officers and their respective ages as of June 30, 2002 are set forth in the table below. Each of the directors of Surge Technologies Corp. will serve until the next annual meeting of shareholders or until his successor is elected and qualified. We have also identified the directors and key officers of our operating subsidiary, Surge Technologies Inc.

Name and Position	Company in which Position(s) held	Address	Age
Gordon McPhedran President, Chief Executive Officer Director	Surge Technologies Inc. Surge Technologies Corp.	Redwood Meadows, Alberta Canada	47
Harj Manhas Vice President Corporate Finance Director	Surge Technologies Inc. Surge Technologies Corp.	Calgary, Alberta Canada	34
Thom Eggertson Chief Financial Officer	Surge Technologies Corp.	Calgary, Alberta Canada	48
Dale Olmstead Vice President Operations (Surge Technologies Inc. only), Director	Surge Technologies Inc. Surge Technologies Corp.	Carbon, Alberta Canada	40
Peter Sanders Director	Surge Technologies Corp.	Langley, British Columbia Canada	33
Jack Barbier Vice President Engineering Director	Surge Technologies Inc.	Calgary, Alberta Canada	47
Bijay Singh Secretary Director	Surge Technologies Corp.	Surrey, British Columbia Canada	28

Each of our officers and the officers of our subsidiary, Surge Technologies Inc,, allocates their time to our business on a full-time basis, with the exception of our Chief Financial Officer and corporate Secretary who allocate a minimum of 20% of their time each to our business on an as required basis.

Business Experience

The following is a brief description of the business experience of each director and executive officer and the key personnel during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

Gordon McPhedran – is the President, Chief Executive Officer and director of Surge Technologies Corp. He has served as an officer and director of Surge Technologies Corp. since September 24, 2002. He also serves as President, Chief Executive Officer and a director of our subsidiary, Surge Technologies Inc., and has held these offices since March 31, 2001. From December 3, 1998 to March 31, 2001 he was President, Chief Executive Officer and Director of Barmac & Associates Inc., the predecessor to Surge Technologies Inc. From 1985 to 1998 he was a founder and Vice President Sales and Marketing for Circa Enterprises Inc. a telecom network protection device manufacturing company.

Harj Manhas - is Vice President of Corporate Finance and director of Surge Technologies Corp. He has served as an officer and director of Surge Technologies Corp. since September 24, 2002. He also serves as Vice President of Corporate Finance and a director of our subsidiary, Surge Technologies Inc., and has held these offices since December of 1998. Harj was Vice President and Director of Secura Investments Inc., an investment company that provides capital for start-up stage businesses, from April 1997 to present. Prior to this he was Vice President and Director of Advanced Vision Systems Inc. of Calgary, Alberta, a quality control and quality assurance software company. He served in this capacity from 1996 to 1998. From 1995 to 1997 he was Vice President and Director of Imaging Dynamics Corporation of Calgary, Alberta.

Thom Eggertson – is the Chief Financial Officer of Surge Technologies Inc. He has served in this capacity since January 1999. From 1993 to 1999 he was Vice president of Finance for WIC Television, which owned four popular television stations and related operations (subsequently acquired by Shaw Cable), located in Calgary Alberta. Prior to this from 1989 to 1993, he was Supervisor, Treasury Planning for Canadian Utilities Limited, a distributor of Natural Gas and electrical power.

Dale Olmstead – is a Director of Surge Technologies Corp. He has served as an officer and director of Surge Technologies Corp. since September 24, 2002, and as Vice President of Operations and director of our subsidiary, Surge Technologies Inc., since December 3, 1998. From 1987 to 1998 he was a Purchasing Manager/Production Facility Manager for Circa Enterprises Inc. of Calgary Alberta, a company that provides and manufactures telecommunication network protection devices for various telecommunication companies.

Peter Sanders – is a director of both Surge Technologies Corp and Surge Technologies Inc. He has served as director of both companies since August 2002. From 1990 to 1997 Peter worked in the automotive sector in the area of marketing, leasing and sales for a large automotive dealer, Signature Lincoln Mercury. In 1997 he changed his focus to the public markets in the area of corporate finance. After providing corporate finance services to several public companies he started his own consulting firm, Volsan Business Consulting Inc., in January 2000. From January 2000 to present he has worked with public companies, Smartsources.com, MyCityMarkets.com and Capital Alliance Group, providing services in corporate finance, public relations and investor relations. These services included working with management in securing funding, organizing shareholder presentations, broker presentations, road shows and communicating with shareholders.

Jack Barbier – is a director and Vice President of Engineering of our subsidiary, Surge Technologies Inc., where he has served since March 31, 2001. From 1998 to 2001 he held the same offices in Barmac & Associates Inc., a predecessor to our subsidiary. From 1985 to 1998 he was a founder of and responsible for engineering and technical support for Circa Enterprises Inc. of Calgary, Alberta, a telecom network protection device manufacturer.

Bijay Singh – is a director of both Surge Technologies Corp and Surge Technologies Inc. He has served as corporate secretary and a director of both companies since August 13, 2002. From June of 2001 to present he has served as a consultant for a private investment banking company SNJ Capital Ltd. From 1999 to 2001 Bijay worked with the Gujral Group, a private investment banking group, as Manager of Business Development. In this capacity he provided services in the area of corporate finance, product and business development, corporate negotiations/relations and co-ordinating public relations and investor relations. Prior to this he was a Certified Financial Planner for a period of five years with PFSL Investments Ltd, a mutual funds and life insurance dealer providing services in the area of money management, retirement savings plans, and life insurance plans for both individuals and groups. As a Certified Financial Planner he provided services in the areas of money management and budgeting, retirement planning and education savings planning.

Employment Contracts and Change in Control Agreements

Gordon McPhedran – President and Chief Executive Officer. On April 1, 2002, our subsidiary, Surge Technologies Inc., entered into an employment agreement with Mr. Gordon McPhedran, pursuant to which Mr. McPhedran serves as our President and Chief Executive Officer. The agreement provides for an annual salary of $60,000 in Canadian currency, and a bonus to be awarded at year the end of each fiscal year at the discretion of the Board of Directors. A reimbursement of reasonable out of pocket business expenses and travel related expenses. The initial term for Mr. McPhedran’s agreement is for a two-year term after which it may be renewed at his option.

Dale Olmstead – Vice President of Operations of our subsidiary. On April 1, 2002, our subsidiary, Surge Technologies Inc., entered into an employment agreement with Mr. Dale Olmstead, pursuant to which Mr. Olmstead serves as our Vice President of Operations. The agreement provides for an annual salary of $60,000 in Canadian currency, and a bonus to be awarded at year the end of each fiscal year at the discretion of the Board of Directors. A reimbursement of reasonable out of pocket business expenses and travel related expenses. The initial term for Mr. Olmstead’s agreement is for a two-year term after which it may be renewed at his option.

Jack Barbier – Vice President of Engineering of our subsidiary. On April 1st, 2002, our subsidiary, Surge Technologies Inc., entered into an employment agreement with Mr. Jack Barbier, pursuant to which Mr. Barbier serves as our Vice President of Engineering. The agreement provides for an annual salary of $60,000 Canadian currency and a bonus to be awarded at year the end of each fiscal year at the discretion of the Board of Directors. A reimbursement of reasonable out of pocket business expenses and travel related expenses. The initial term for Mr. Barbier’s agreement is for a two-year term after which it may be renewed at his option.

Harj Manhas – Vice President of Corporate Finance. On April 1, 2002, our subsidiary, Surge Technologies Inc., entered into an employment agreement with Mr. Harj Manhas, pursuant to which Mr. Manhas serves as our Vice President of Corporate Finance. The agreement provides for an annual salary of $60,000 Canadian currency and a bonus to be awarded at year the end of each fiscal year at the discretion of the Board of Directors. A reimbursement of reasonable out of pocket business expenses and travel related expenses. The initial term for Mr. Manhas’s agreement is for a two-year term after which it may be renewed at his option.

Involvement in Certain Legal Proceedings

In September of 1998, Mr. Harj Manhas, Vice President of Corporate Finance reached a settlement with the Alberta Securities Commission (ASC) respecting a breach of the Alberta Securities Act, which occurred between March 10, 1997 and April 15, 1997. During that period, Real Market Networks Inc., RMN, retained Mr. Manhas, to provide corporate finance services in co-ordinating and advancing the company to go public by way of a stock exchange listed Blind Pool Company. The settlement stated that Mr. Manhas, in soliciting and providing information to investors, traded in securities of RMN without being registered and where no exemptions were available, contrary to the Alberta Securities Act. The settlement provided for a two month trading suspension and a $1,000 CDN penalty.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid or earned for services rendered to us and to our subsidiary, Surge Technologies Inc., in all capacities during the years ended March 31, 2001 and March 31, 2002 by our President and Chief Executive Officer (the "Named Officer"). No executive officer received total annual salary, bonus and other compensation in excess of $100,000 in those periods. No executive officer that would have otherwise been included in this table on the basis of salary and bonus earned for the 2002 fiscal year has been excluded by reason of his or her termination of employment or change in executive status during the fiscal year.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation

					Securities
				Stock	Underlying
Name and Principal Position	Year	Salary(1)	Other	Awards	Options/SAR’s

Gordon McPhedran	2000	$4,422	Nil	Nil	Nil
President & CEO	2001	$23,198	Nil	Nil	Nil
	2002	$26,017	Nil	Nil	Nil

(1)      Converted from Canadian dollars using exchange rates of $0.67 U.S. dollar per Canadian dollar for 2000, $0.66 for 2001 and $0.67 for 2002.

Option Grants in Last Fiscal Year

There were no options granted to the Named Officer during the fiscal year ended March 31, 2002.

Director Compensation

No compensation was paid to directors for services rendered as a director.

Limitation of Liability

Our bylaws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us. We are also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of our employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of us.

Our Articles of Incorporation limit or eliminate the personal liability of officers directors for damages resulting from breaches of their fiduciary duty for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, knowing violation of the law, or the payment of dividends in violation of the Nevada Revised Statutes.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Surge pursuant to the foregoing provisions, or otherwise, Surge has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of January 9, 2003 by (a) each person known by us to be a beneficial owner of more than five percent (5%) of our issued and outstanding common stock; (b) each of our Directors; and (c) all our directors and officers as a group.

Name and Address of	Shares	Percentage of Shares
Beneficial Owner	Beneficially Owned	Beneficially Owned
Gordon McPhedran, President and Director	2,059,754	12.4%
37 Redwood Meadow Drive
Redwood Meadows, Alberta

Jack Barbier, VP Engineering	2,057,829	12.4%
50, McKenzie Lake Manor
Calgary, Alberta

Dale Olmstead, Director and VP Operations	2,061,273	12.4%
P.O. Box 509
Carbon, Alberta

Harj Manhas (1), Director, VP Corp. Finance	1,574,862	9.5%
120 Inglewood Cove SE
Calgary, Alberta

Secura Investments Inc.(2)	2,906,301	17.5%
#8, 2180 Pegasus Way NE
Calgary, Alberta

All officers and directors (4 persons)	7,753,716	46.8%

(1)	Harj Manhas is also an officer and director of Secura Investments Inc. and has an 8.2% holding therein.
(2)	A company controlled by Walter Viveiros.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with management and others

Other than as noted below, we have not been party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

Secura Investments Inc., an investment company which holds over 5% of our issued and outstanding common stock, has a shareholder loan outstanding to our subsidiary with a balance as at March 20, 2003 of $91,105. The loan bears interest at 10% per annum compounded annually, is unsecured and has no fixed terms of repayment.

Transactions with Promoters

Gordon McPhedran, Dale Olmstead and Jack Barbier founded Barmac & Associates Inc., the electronics marketing and sales predecessor to Surge Technologies Inc. Secura Investments Inc. founded the manufacturing predecessor to our present subsidiary, Surge Technologies Inc. and funded the initial implementation of our existing manufacturing business. Harj Manhas and Thom Eggerston were the initial directors of Surge Technologies Inc. Barmac & Associates Inc. and Surge Technologies Inc. subsequently merged to form one successor company, being our wholly owned subsidiary Surge Technologies Inc., our operating subsidiary. The resulting board of this subsidiary accordingly can be considered to be promoters of the company. Such promoters contributed expertise, industry know-how, marketing channels and working capital to fund the start up of initial operations. Other than founders shares held by them such persons have not received any compensation or other thing of value directly or indirectly from us in their capacity as promoter.

Peter Sanders and Bijay Singh were directors of the parent company and Surge Acquisition Corp. at the time of the merger with Surge Technologies Inc. In such capacity they could be considered promoters as they participated in the organization of the current business structure. They did not receive and are not entitled to receive any compensation or other thing of value, directly or indirectly, from us solely in their capacity as promoters. We did not acquire any assets from them in their capacity as promoters. They have agreed to continue to serve on our board of directors following the merger.

DESCRIPTION OF SECURITIES

Our Articles of Incorporation authorize the issuance of up to 25,000,000 shares of Common Stock, having a par value of $0.001 per share. No other classes of shares are authorized.

Common Stock

Each share of common stock has the same rights, privileges and preferences. Holders of the shares of common stock have no pre-emptive rights to acquire additional shares or other subscription rights. They have no conversion rights and are not subject to redemption provisions or future calls by us. As at

February 28, 2003, there were 16,561,352 shares of common stock issued and outstanding held by 56 shareholders.

The holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are not entitled to cumulate their votes.

In the event of our liquidation, dissolution, or winding-up, either voluntarily or involuntarily, the holders of the outstanding shares of our common stock are entitled to receive a pro rata share of our net assets as are distributable after payment of all liabilities which may then be outstanding, subject to the preferences that may be applicable on any outstanding preferred stock if any.

Transfer Agent

Our transfer agent is Pacific Corporate Trust Company, 625 Howe Street, 10th Floor, Vancouver, BC, V6C 3B8. Telephone: 604-689-9853

EXPERTS

The consolidated financial statements of Surge as at September 30, 2002 and for each of the years in the two year period ended March 31, 2002 have been included herein and in the registration statement, in reliance upon the report of James Stafford, Chartered Accountants, independent auditors, appearing elsewhere herein, and upon their authority as experts in accounting and auditing.

Neither James Stafford, Chartered Accountants, independent auditors nor the law firm of Morton & Company was employed on a contingent basis in connection with the registration or offering of our common stock.

CHANGES IN CERTIFYING ACCOUNTANTS

On October 2, 2002 Surge changed its certifying accounts from Friedman, Minsk, Cole & Fastovsky, CPA’s to James Stafford, Chartered Accountants, Suite 300, 555 West Georgia Street, Vancouver, British Columbia. Our wholly owned subsidiary, Surge Technologies Inc., previously used Woodward & Co., Chartered Accountants in connection with the preparation of its audited financial statements. As a result of the consolidation operations between Surge and our subsidiary, James Stafford, Chartered Accountants has been engaged to audit the financial statements of Surge on a consolidated basis with our subsidiaries.

There were no adverse opinions, disclaimer of opinions, reservations or other qualifications or modifications in any of our auditor’s reports for the past two years. There were no disagreements with former accountants. The board of directors unanimously approved the use of James Stafford, Chartered Accountants. The change of auditors was a result of the completion of the acquisition by Surge of our operating subsidiary, Surge Technologies Inc.

FINANCIAL STATEMENTS INDEX

Page No.

Financial Statements of Surge Technologies Corp. and Subsidiaries for
the nine months ended December 31, 2002 and 2001 (unaudited)
and the Year ended March 31st, 2002.

Balance Sheet	F-2

Statements of Operations and Deficits	F-3

Statements of Cash Flows	F-4

Statement of Changes in Shareholders Equity	F-5

Notes to Financial Statements	F-6

Comparative Financial Statements of Surge Technologies Corp. and Subsidiaries
for Years ended March 31, 2002 and 2001.

Auditors’ Report	F-16

Balance Sheet	F-17

Statements of Operations and Deficits	F-18

Statements of Cash Flows	F-19

Statements in Changes of Shareholders’ Equity	F-20

Notes to Financial Statements	F-21

Financial Statements

Surge Technologies Corp. and Subsidiaries
(Formerly Known as “Boundless Vision Incorporated”)
Nine months ended December 31, 2002 and 2001 (unaudited)
Years ended March 31st, 2002

1

Surge Technologies Corp. and Subsidiaries
(formerly known as “Boundless Vision Incorporated”)
Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,	March 31,
	2002	2001	2002

ASSETS

Current
Cash and cash equivalents	$28,094	$17,541	$1,093
Trade accounts receivable	160,800	290,951	295,842
Inventory (Note 4)	218,706	116,955	202,618
Prepaid expenses	61,554	40	1,583

	469,154	425,487	501,136

Property, plant and equipment (Note 5)	112,388	95,864	92,114

Intangible assets (Note 6)	2,673	3,197	2,852

	$584,215	$524,548	$596,102

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current
Accounts payable and accrued liabilities	$579,097	$535,532	$644,167
Accounts payable - related parties (Note 10)	51,644	55,786	50,742

	630,741	591,318	694,909

Due to related parties (Note 7)	291,729	426,041	208,049

	922,470	1,017,359	902,958

Shareholders’ deficiency
Capital stock (Note 8)
Authorized
25,000,000 of common shares with par value of $ 0.001
Issued and outstanding
December 31, 2002 – 15,654,000 common shares
December 31, 2001 – 1,167,971 common shares
March 31, 2002 – 9,002,435 common shares	15,654	1,167	9,002
Additional paid in capital	412,880	22,884	257,814
Share subscriptions received in advance (Note 16)	211,352	-	-
Equity adjustments from foreign currency translation	5,566	13,037	6,183
Excess of liabilities assumed over assets acquired, net (Note 3)	(8,556)	-	-
Deficit, accumulated during the development stage	(975,151)	(529,899)	(579,855)

	(338,255)	(492,811)	(306,856)

	$584,215	$524,548	$596,102

Nature of Operations and Going Concern (Note 1)
Acquisition of Surge Technologies Inc. (Note 3)
Commitments (Note 11)
Economic Dependence (Note 14)
Subsequent Event (Note 16)

The accompanying notes are an integral part of these financial statements.

Surge Technologies Corp. and Subsidiaries
(formerly known as “Boundless Vision Incorporated”)
Consolidated Statements of Operations and Deficit
(Unaudited)

	For the	For the	For the	For the
	three month	three month	nine month	nine month
	period ended	period ended	period ended	period ended
	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2001

SALES	$352,291	$439,761	$1,217,576	$1,297,090

COST OF SALES	285,208	383,436	1,040,279	1,111,129

GROSS PROFIT	67,083	56,325	177,297	185,961

EXPENSES
Amortization of intangible asset	433	363	1,156	1,091
Depreciation of property and equipment	4,547	3,957	15,443	9,880
Consulting	45724	2,320	139,620	14,476
Consulting – related parties (Note 10)	32,787	20,694	65,574	41,388
General and administrative	35,383	18,834	112,107	33,312
Interest	2,157	9,194	16,602	25,882
Operating	21,502	17,110	64,258	73,700
Rent – related parties rent (Note 10)	4,901	8,717	9,803	17,434
Research and development costs (Note 9)	1,181	2,171	11,735	3,514
Wages and benefits	45,498	33,026	136,295	211,931

	194,113	116,386	572,593	432,608

Net loss for the period	(127,030)	(60,061)	(395,296)	(246,647)

Deficit, beginning of period	(848,121)	(469,838)	(579,855)	(283,252)

Deficit, end of period	$(975,151)	$(529,899)	$(975,151)	$(529,899)

Basic loss per share (Note 2)	$(0.008)	$(0.051)	$(0.032)	$(0.243)

The accompanying notes are an integral part of these financial statements.

Surge Technologies Corp. and Subsidiaries
(formerly known as “Boundless Vision Incorporated”)
Consolidated Statements of Cash Flows
(Unaudited)

	For the	For the	For the	For the
	three month	three month	nine month	nine month
	period ended	period ended	period ended	period ended
	December 31,	December 31,	December 31,	December 31,
	2002	2001	2002	2001
Cash flows from operating activities
Net loss for the period	$(127,030)	$(60,061)	$(395,296)	$(246,647)
Adjustments to reconcile loss to
net cash used by operating activities
Translation gain (loss)	(4,664)	7,700	(617)	3,211
Depreciation of property, plant
and equipment	4,547	3,957	15,443	9,880
Amortization of intangible assets	433	363	1,156	1,091
Issuance of common shares for
services (Note 13)	26,000	-	81,000	-
	(100,714)	(48,041)	(298,314)	(232,465)

Changes in operating assets and liabilities
(Increase) decrease in trade accounts
receivable	88,500	(24,401)	135,042	(57,448)
(Increase) decrease in inventory	29,730	43,673	(16,088)	44,812
(Increase) decrease in prepaid
expenses	(51,093)	-	(59,771)	6,692
Increase (decrease) in accounts
payable	(101,444)	8,968	(66,434)	100,309

	(135,021)	(19,801)	(305,565)	(138,100)

Cash flows from investing activities
Purchase of intangible assets	(466)	(20)	(977)	(20)
Purchase of property, plant, and
equipment	(6,785)	(17,741)	(35,917)	(22,571)

	(7,251)	(17,761)	(36,894)	(22,591)

Cash flows from financing activities
Increase (decrease) in amounts due
to shareholders	(44,581)	289	80,390	121,988
Share subscriptions received in
advance	211,352	-	211,352	-
Issue of share capital for cash	-	1,124	77,718	23,737

	166,771	1,413	369,460	145,725

Increase (decrease) in cash and cash
equivalents	24,499	(36,149)	27,001	(14,966)

Cash and cash equivalents,
beginning of period	3,595	53,690	1,093	32,507

Cash and cash equivalents,
end of period	$28,094	$17,541	$28,094	$17,541

Supplemental Disclosures with respect to Cash Flows (Note 13)
The accompanying notes are an integral part of these financial statements.

Surge Technologies Corp. and Subsidiaries
(formerly known as “Boundless Vision Incorporated”)
Consolidated Statements of Changes in Shareholders’ Deficiency
(Unaudited)

				Accumulated		Excess of
				Foreign		Liabilities
	Number		Additional	Currency		Assumed over
	Of Shares	Par-value	Paid-in	Translation	Accumulated	Assets	Shareholders’
	Issued	Amount	Capital	Adjustments	Deficit	Acquired	Deficiency

Balance at April 1, 2001	10,453	$10	$304	$9,826	$(283,252)	$-	$(273,112)
Shares issued for cash	1,157,518	1,157	22,580	-	-	-	23,737
Translation gain (loss)	-	-	-	3,211	-	-	3,211
Net loss for the period	-	-	-	-	(246,647)	-	(246,647)

Balance at December 31, 2001	1,167,971	$1,167	$22,884	$13,037	$(529,899)	$-	$(492,811)

Balance at April 1, 2001	10,453	$10	$304	$9,826	$(283,252)	$-	$(273,112)
Shares issued for cash	1,342,683	1,342	38,450	-	-	-	39,792
Shares issued for debt	7,649,299	7,650	219,060	-	-	-	226,710
Translation gain (loss)	-	-	-	(3,643)	-	-	(3,643)
Net loss for the period	-	-	-	-	(296,603)	-	(296,603)

Balance at March 31, 2002	9,002,435	$9,002	$257,814	$6,183	$(579,855)	$-	$(306,856)

Balance at April 1, 2002	9,002,435	$9,002	$257,814	$6,183	$(579,855)	$-	$(306,856)
Shares issued for cash	2,997,565	2,998	74,720	-	-	-	77,718
Shares issued for services
(Note 13)	654,000	654	80,346	-	-	-	81,000
Share subscriptions received					-	-
in advance	-	-	211,352	-	-	-	211,352
Acquisition of Boundless
Vision Incorporated	3,000,000	3,000	-	-	-	(8,556)	(5,556)
Translation gain (loss)	-	-	-	(617)	-	-	(617)
Net loss for the period	-	-	-	-	(395,296)	-	(395,296)

Balance at December 31, 2002	15,654,000	$15,654	$624,232	$5,566	$(975,151)	$(8,556)	$(338,255)

The accompanying notes are an integral part of these financial statements.

Surge Technologies Corp. and Subsidiaries
(formerly known as “Boundless Vision Incorporated”)
Notes to Consolidated Financial Statements (Unaudited)
December 31, 2002

1.	Nature of Operations and Going Concern

Surge Technologies Corp. (formerly “Boundless Vision Incorporated”) (the “Company”) was incorporated under the laws of the State of Nevada, United States of America, on January 31, 2000. Initially, the business of the Company was to prognosticate trends, including business and economic trends, business cycles, demographics and related areas. The Company, through the acquisition of Surge Technologies Inc. on September 3, 2002, commenced the production and sales of electronic communication equipment (Note 3).

The consolidated financial statements presented are those of Surge Technologies Corp., and its subsidiaries Surge Technologies Inc. (“Surge”), a Canadian company, and Surge Acquisition Corp. (“Surge Nevada”), a company incorporated in the State of Nevada (collectively, the “Compan References to “Boundless” relate to transactions of Boundless Vision Incorporated prior to the merger with Surge and Surge Nevada discussed in Note 3. References to Surge and Surge Nevada relate to transactions of Surge and Surge Nevada respectively prior to the merger discussed in Note 3. All significant inter-company balances and transactions have been eliminated in consolidation.

The consolidated condensed interim financial statements presented herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes the disclosures are adequate to make information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. For further information, refer to the audited financial statements and notes included in the Company’s Form 10-KSB filing for December 31, 2001. The Company follows the same accounting policies in preparation of interim reports.

Results of operations for the interim period are not necessarily indicative of the results that may be expected for the year ended March 31, 2003.

The Company’s financial statements at December 31, 2002 and for the three and nine month periods then ended have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has a loss of $127,030 for the three month period ended December 31, 2002 (December 31, 2001 - $60,061), and has a working capital deficit of $161,587 at December 31, 2002 (December 31, 2001 - $165,831).

Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive, or raise additional debt and/or equity capital. However, based on its prior demonstrated ability to raise capital, management believes that the Company’s capital resources should be adequate to continue operating and maintain its business strategy during fiscal 2003. However, if the Company is unable to raise additional capital in the near future, due to the Company’s liquidity problems, management expects that the Company will need to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other remedial measures. These financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Inventory

Inventory of raw materials and supplies are valued at the lower of actual cost and replacement cost. Inventory of work in process and finished goods are valued at the lower of cost and net realizable value.

Property, plant and equipment

Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful life of each asset using the following annual rates, with half the rate being applied in the year of acquisition.

Equipment	30%	declining balance
Injection moulds	10 year	straight-line
Leasehold improvements	5 year	straight-line
Manufacturing license	5 year	straight-line
Office furniture and fixtures	20%	declining balance
Tools	100%

The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures, which increase the life of an asset, are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

Intangible assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit. Management of the Company periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that an impairment exists.

Net loss per common share

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 128 which establishes standards for computing and presenting earnings per share (“EPS”) for entities with publicly held common stock. The standard requires presentation of two categories of EPS – basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The Company had no potentially dilutive securities at December 31, 2002 or 2001 and, as a result, basic and fully diluted EPS are the same amount in each of the above periods. The EPS calculation for the three and nine month periods ended December 31, 2002 and 2001 has been performed assuming the historical 4,907,728 shares outstanding for Surge as at September 3, 2002 were converted into the 12,000,000 Boundless shares issued on the acquisition of Surge on a pro rata basis over the period April 1, 2000 to the date of the acquisition on September 3, 2002.

For the three month period ended December 31, 2002, the weighted average number of common shares outstanding was 15,647,460 (December 31, 2001 – 1,167,718). For the nine month period ended December 31, 2002, the weighted average number of common shares outstanding was 12,307,684 (December 31, 2001 – 1,014,699).

Revenue recognition

Revenues from the sale of products are recorded when the product is shipped, title and risk of loss have transferred to the purchaser, payment terms are fixed or determinable and payment is reasonably assured. Revenues from service contracts are recognized when performance of the service is complete or over the term of the contract.

Income taxes

The Company provides for income taxes using the asset and liability method as prescribed by SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying notes. Actual results could differ from those estimates.

Financial instruments

The carrying value of financial instruments potentially subject to valuation risk, consisting principally of cash and cash equivalents, accounts receivable, accounts payable and notes payable approximates fair value, because of the short-term maturity of these instruments or actual interest rates that approximated the Company’s effective borrowing rate.

Comprehensive income

Components of comprehensive income are net income and all other non-owner changes in deficiency. SFAS No. 130 requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement, and (b) display the accumulated balance of other comprehensive income separately from deficit and additional paid-in capital in the deficiency section of a statement of financial position. The Company has no items of comprehensive income for the three and nine month periods ended December 31, 2002 or 2001.

Foreign currency

The accounts of subsidiaries, which are integrated operations, are translated using the temporal method. Under this method, monetary assets and liabilities are translated at the year end exchange rates. Non-monetary assets and liabilities are translated using historical rates of exchange. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings. Exchange gains and losses are included in income for the year.

The accounts of subsidiaries which are self-sustaining operations are translated using the current rate method. Under this method, assets and liabilities are translated at the year end exchange rates. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings. Exchange gains and losses are included in a separate component of shareholders’ deficiency under cumulative translation adjustment.

Financial statements of self-sustaining subsidiaries operating in hyper-inflationary economies are translated using the temporal method, until these subsidiaries’ economies are no longer hyper-inflationary.

Transaction amounts denominated in foreign currencies are translated into the local functional currency at exchange rates prevailing at transaction dates.

Research and development costs

Research and development costs are expensed as incurred.

3.	Acquisition of Surge Technologies Inc.

On September 3, 2002, Boundless completed a business combination with Surge, a company incorporated in the Province of Alberta, Canada, and Surge Nevada which is incorporated in the State of Nevada. Surge manufactures and sells electronic communications equipment. Surge Nevada is essentially an inactive company with no operations or assets.

Boundless issued 12,000,000 common shares to the former shareholders of Surge in exchange for 100% of the issued and outstanding capital stock of Surge which totalled 4,907,728 shares. The shares issued constitute 80% of the common stock of the Company after completion of the merger, and have been valued at $12,000, the par value of the common shares issued by Boundless on the date of closing. The issue of 80% of the common stock of Boundless to the former shareholders of Surge, the right of such shareholders to appoint a majority of the directors of Boundless, and the continuation of the Surge management team is deemed to constitute a change of control of Boundless.

On September 3, 2002, Boundless purchased 100% of the shares of Surge Nevada for $1.

As a result of the change in control discussed above, for financial reporting purposes, the acquisition of Surge by Boundless has been treated as a reverse acquisition. Surge is the continuing entity for financial reporting purposes and as a result of the Boundless’ plan to cease its operations at the time of the merger, the acquisition has been treated as a recapitalization of the Company. Accordingly, no goodwill has been recorded as a result of the acquisition.

The net assets of Boundless acquired in the transaction are recorded at their historical recorded value, which approximates their fair market value. This resulted in the recording of liabilities in excess of assets of $8,556 as a deficit in the equity section of the financial statements. The historical financial statements prior to the acquisition are the financial statements of Surge. For legal purposes, Boundless will remain the surviving entity.

4.	Inventory

	December 31,	December 31,
	2002	2001

Finished goods	$68,041	$12,436
Raw materials and work in process	150,665	104,519

	$218,706	$116,955

5.	Property, Plant and Equipment
				December 31,	December 31,
				2002	2001

			Accumulated	Net book	Net book
		Cost	Depreciation	value	value

	Equipment	$29,847	$10,065	$19,782	$16,873
	Injection moulds, dies and tooling	102,454	15,402	87,052	74,253
	Leasehold improvements	2,595	259	2,336	1,992
	Office furniture and fixtures	4,351	1,133	3,218	2,746

		$139,247	$26,859	$112,388	$95,864

6.	Intangible Assets
				2002	2001

			Accumulated	Net book	Net book
		Cost	amortization	value	value

	Manufacturing license	$4,305	$2,511	$1,794	$3,197
	Website	950	71	879	-

		$5,255	$2,582	$2,673	$3,197

The Company has recorded amortization of intangible assets in the amount of $1,156 and $1,091 for each of the nine month periods ended December 31, 2002 and 2001. Estimated amortization of intangible assets over the next five years is estimated as follows:

2003	$360
2004	1,889
2005	95
2006	95
2007	95

$2,534

7.	Due to Related Parties

Amounts due to related parties are due to shareholders and directors of the Company.

A total of $120,685 (December 31, 2001 - $303,532) bears interest at 10% per annum compounded annually, is unsecured and has no fixed terms of repayment. During the three month period ended December 31, 2002, the Company paid or accrued interest of $6,393 (December 31, 2001 - $21,102) on this amount.

A total of $171,044 (December 31, 2001 - $122,509) is non-interest bearing, unsecured and has no fixed terms of repayment. This amount will be paid when the Company has the necessary financial resources as determined by the Board of Directors.

8.	Capital Stock

The authorized capital stock of the Company consists of 25,000,000 common shares with a par value of $0.001.

9.	Research and Development Costs

The Company incurred research and development costs in the amount of $11,735 during the nine month period ended December 31, 2002 (December 31, 2001 – $3,514). This amount has been recognized as an expense.

10.	Related Party Transactions

During the nine month period ended December 31, 2002, the Company paid or accrued $47,508 (December 30, 2001 - $26,358) to directors and officers of the Company for management services.

During the nine month period ended December 31, 2002, the Company paid or accrued $18,066 (December 31, 2001 - $15,030) to directors and officers of the Company for consulting services.

The Company entered into a sub-lease agreement for warehouse space from a shareholder, commencing July 1, 2000 and expiring June 30, 2002 and the Company bears a pro-rata share of rent, utilities and property tax which aggregated $2,898 (December 31, 2001 - $5,591) and which represents management’s estimate of the fair market value of the rental and occupancy costs of the property. Included in accounts payable at December 31, 2002 is an amount of $2,971 (December 31, 2001 - $1,718) due to the shareholder. This amount is unsecured and non-interest bearing. Commencing onApril 1, 2001, this amount bears interest at 10% per annum.

The Company has a sub-lease agreement for office space with a company, related by way of a shareholder in common, expiring June 30, 2002 .The pro-rata share of rent, utilities and property tax aggregated $6,095 (December 31, 2001 - $11,843) representing management’s estimate of the fair market value of the rental and occupancy costs of the property. Included in accounts payable at December 31, 2002 is an amount of $48,673 (December 31, 2001 - $54,068) payable to the related company. This amount is unsecured and has no fixed terms of repayment. Commencing April 1, 2001, these amounts bore interest at 10% per annum. During the nine month period ended December 31, 2002, interest expense in the amount of $4,653 (December 31, 2001 - $4,116) was recorded related to this obligation.

11.	Commitments

The Company is committed to the following minimum annual base rent payments for the sublease of its office and warehouse and operating leases for office equipment.

2003	$31,058
2004	64,032
2005	66,110
2006	69,531
2007	68,279
2008	17,458

$316,468

The above includes the basic rent payments for a new lease agreement for office, production and warehouse premises entered into by the Company, commencing July 1, 2002 and ending June 30, 2007.

The Company has entered into four separate employment contracts with various senior employees each providing for an annual salary of $37,528 for two year terms ending March 31, 2004. The contracts may be renewed at the employee’s option.

12.	Income Taxes

The Company’s deferred tax assets consist of the following as at December 31, 2002:

Tax effect of loss carry forwards	$375,000
Tax effect of property, plant and equipment and intangible assets	(56,000)
Valuation allowance	(319,000)

Net deferred tax asset	$-

A full valuation allowance has been provided against all the Company’s deferred tax assets, as it cannot determine if it is not more likely than not that the assets will be realized.

The Company’s effective tax rate of zero in 2002 differs from the federal tax rate of 34% because of the following:

Federal statutory rate	(34%)
Effect of state taxes	(0%)
Increase in valuation allowance	34%

Effective tax rate	0%

13.	Supplemental Disclosures with respect to Cash Flows

		2002		2001

Cash paid during the year for interest		$16,602		$25,882

Cash paid during the year for income taxes	$	Nil	$	Nil

On September 3, 2002, the Company completed a business combination with Surge by issuing 12,000,000 common shares of the Company for 100% of the issued and outstanding common shares of Surge. This transaction has been treated as a reverse acquisition (Note 3).

During the three month period ended December 31, 2002, the Company issued 654,000 common shares of the Company for consulting services valued at $81,000.

During the year ended March 31, 2002, the Company issued 7,649,299 common shares in payment of $220,710 due to shareholders of the Company.

14.	Economic Dependence

As at December 31, 2002, two customers accounted for 74% (December 31, 2001 – 42%) of the Company’s accounts receivable balance. Sales to two customers accounted for 90% of the Company’s total sales for the period ended December 31, 2002 (December 31, 2001 – 88%).

15	Segmented Information

The Company operates in the United States of America and Canada within the telecommunications sector.

Geographic information	Sales based on location of		Net book value of capital assets
		customer	based on location of assets
				December 31,
	December 31,	December 31,	December 31,
	2002	2001	2002	2001

Canada	$858,391	$998,759	$112,388	$95,864
United States	359,557	298,331	-	-

	$1,17,576	$1,297,090	$112,388	$95,864

16.	Subsequent Event

Subsequent to December 31, 2002, the Company issued 907,352 common shares for cash proceeds of $226,838.

17.	Comparative Figures

Certain of the prior period’s figures have been reclassified to conform to the current period’s presentation.

Comparative Financial Statements of
Surge Technologies Corp. and Subsidiaries
for the Years ended March 31, 2002 and 2001

AUDITORS’ REPORT

INDEPENDENT AUDITORS’ REPORT

To the Stockholders and Board of Directors of Surge Technologies Corp.:

We have audited the accompanying consolidated balance sheets of Surge Technologies Corp. and Subsidiaries (the “Company”) as of March 31, 2002 and 2001, and the related consolidated statements of operations and deficit, cash flows, and changes in shareholders’ equity for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements bases on our audits.

We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at March 31, 2002 and 2001, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

	/s/	James Stafford
Vancouver, Canada		Chartered Accountants
January 17, 2003

Surge Technologies Corp. and Subsidiaries
(formerly known as “Boundless Vision Incorporated”)
Consolidated Balance Sheets
As at March 31

	2002	2001

ASSETS

Current
Cash and cash equivalents	$1,093	$32,507
Trade accounts receivable	295,842	233,503
Inventory (Note 5)	202,618	161,767
Prepaid expenses	1,583	6,732

	501,136	434,509

Property, plant and equipment (Note 6)	92,114	83,133

Intangible asset (Note 7)	2,852	4,308

	$596,102	$521,950

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current
Accounts payable	$644,167	$428,925
Accounts payable – related parties (note 11)	50,742	62,084

	694,909	491,009

Due to related parties (Note 8)	208,049	304,053

	902,958	795,062

Shareholders’ deficiency
Capital stock (Note 9)
Authorized
25,000,000 of common shares with par value of $0.001
Issued and outstanding
March 31, 2002 – 9,002,435 common shares
March 31, 2001 – 10,453 common shares	9,002	10
Additional paid in capital	257,814	304
Equity adjustments from foreign currency translation	6,183	9,826
Deficit	(579,855)	(283,252)

	(306,856)	(273,112)

	$596,102	$521,950

Nature of Operations and Going Concern (Note 1)
Acquisition of Surge Technologies Inc. (Note 3)
Commitments (Note 12)
Economic Dependence (Note 15)
Subsequent Events (Note 17)

The accompanying notes are an integral part of these financial statements.

Surge Technologies Corp. and Subsidiaries
(formerly known as “Boundless Vision Incorporated”)
Consolidated Statements of Operations and Deficit
For the years ended March 31

	2002	2001

SALES	$1,602,441	$1,413,925

COST OF SALES	1,346,135	1,303,783

GROSS PROFIT	256,306	110,142

EXPENSES
Amortization of intangible assets	1,456	-
Consulting – related parties (Note 11)	93,826	77,411
Depreciation of property, plant and equipment	16,599	30
General and administrative	132,965	16,473
Interest expense	34,138	14,934
Operating	231,695	68,121
Rent – related parties (Note 11)	35,446	-
Research and development (Note 10)	6,784	-

	552,909	176,969

Net loss before other item	(296,603)	(66,827)

Other item
Goodwill expensed during the year (Note 4)	-	(159,712)

Net loss for the year	(296,603)	(226,539)

Deficit, beginning of period	(283,252)	(56,713)

Deficit, end of period	$(579,855)	$(283,252)

Basic loss per share (Note 2)	$(0.08)	$(30.64)

The accompanying notes are an integral part of these financial statements.

Surge Technologies Corp. and Subsidiaries
(formerly known as “Boundless Vision Incorporated”)
Consolidated Statements of Cash Flows
For the years ended March 31

	2002	2001

Cash flows from operating activities
Net loss for the year	$(296,603)	$(226,539)
Adjustments to reconcile loss to net cash
used by operating activities
Translation loss (gain)	(3,643)	(5,324)
Write-down of goodwill (Note 4)	-	159,712
Depreciation of property, plant and equipment	16,599	30
Amortization of intangible assets	1,456	-

	(282,191)	(72,121)

Changes in operating assets and liabilities
(Increase) decrease in trade accounts receivable	(62,339)	(93,929)
(Increase) decrease in inventory	(40,851)	(11,057)
(Increase) decrease in prepaid expenses	5,149	(7,054)
Increase (decrease) in accounts payable	203,900	205,590

	(176,332)	21,429

Cash flows from investing activities
Purchase of property, plant and equipment	(25,580)	(9,047)

Cash flows from financing activities
Increase in amounts due to related parties	130,706	19,032
Issue of share capital for cash	39,792	187

	170,498	19,219

Increase (decrease) in cash and cash equivalents	(31,414)	31,601

Cash and cash equivalents, beginning of year	32,507	906

Cash and cash equivalents, end of year	$1,093	$32,507

Supplemental Disclosures with respect to Cash Flows (Note 14)

The accompanying notes are an integral part of these financial statements.

Surge Technologies Corp. and Subsidiaries
(formerly known as “Boundless Vision Incorporated”)
Consolidated Statements of Changes in Shareholders’ Equity

				Accumulated
				foreign
	Number		Additional	currency
	of shares	Par-value	paid-in	translation	Accumulated	Shareholders’
	issued	amount	capital	adjustments	deficit	deficit

Balance at April 1, 2000	4,319	$4	$123	$15,150	$(56,713)	$(41,436)
Shares issued for cash	6,134	6	181	-	-	187
Translation gain (loss)	-	-	-	(5,324)	-	(5,324)
Net loss for the period	-	-	-	-	(226,539)	(226,539)

Balance at March 31, 2001	10,453	$10	$304	$9,826	$(283,252)	$(273,112)

Shares issued for cash	1,342,683	1,342	38,450	-	-	39,792
Shares issued for debt	7,649,299	7,650	219,060	-	-	226,710
Translation gain (loss)	-	-	-	(3,643)	-	(3,643)
Net loss for the period	-	-	-	-	(296,603)	(296,603)

Balance at March 31, 2002	9,002,435	$9,002	$257,814	$6,183	$(579,855)	$(306,856)

The accompanying notes are an integral part of these financial statements.

Surge Technologies Corp. and Subsidiaries
Notes to Financial Statements for Years ended March 31, 2002 and 2001

1.	Nature of Operations and Going Concern

Surge Technologies Corp. (formerly “Boundless Vision Incorporated”)(the “Company”) was incorporated under the laws of the State of Nevada, United States of America, on January 31, 2000. Initially, the business of the Company was to prognosticate trends, including business and economic trends, business cycles, demographics and related areas. The Company, through the acquisition of Surge Technologies Inc. on September 3, 2002, commenced the production and sales of electronic communication equipment (Note 3).

The consolidated financial statements presented are those of Surge Technologies Corp., and its subsidiaries Surge Technologies Inc. (“Surge”), a Canadian company, and Surge Acquisition Corp. (“Surge Nevada”), a company incorporated in the State of Nevada (collectively, the “Company”). References to “Boundless” relate to transactions of Boundless Vision Incorporated prior to the merger with Surge and Surge Nevada discussed in Note 3. References to Surge and Surge Nevada relate to transactions of Surge and Surge Nevada respectively prior to the merger discussed in Note 3. All significant inter-company balances and transactions have been eliminated in consolidation.

The Company’s financial statements at March 31, 2002 and for the year then ended have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has a loss of $296,603 for the year ended March 31, 2002 (March 31, 2001 - $226,539), and has a working capital deficit of $193,773 at March 31, 2002 (March 31, 2001 - $56,500).

Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive, or raise additional debt and/or equity capital. However, based on its prior demonstrated ability to raise capital, management believes that the Company’s capital resources should be adequate to continue operating and maintain its business strategy during fiscal 2003. However, if the Company is unable to raise additional capital in the near future, due to the Company’s liquidity problems, management expects that the Company will need to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other remedial measures. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Inventory

Inventory of raw materials and supplies are valued at the lower of actual cost and replacement cost. Inventory of work in process and finished goods are valued at the lower of cost and net realizable value.

Property, plant and equipment

Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful life of each asset using the following annual rates, with half the rate being applied in the year of acquisition.

Equipment	30%	declining balance
Injection moulds	10 year	straight-line
Leasehold improvements	5 year	straight-line
Manufacturing license	5 year	straight-line
Office furniture and fixtures	20%	declining balance
Tools	100%

The cost of normal maintenance and repairs is charged to operating expenses as incurred. Material expenditures, which increase the life of an asset, are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of properties sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations.

Intangible assets

Intangible assets are amortized using the straight-line method over their estimated period of benefit. Management of the Company periodically evaluates the recoverability of intangible assets and takes into account events or circumstances that warrant revised estimates of useful lives or that indicate that an impairment exists.

Impairment of long-lived assets

Long-lived assets, including identifiable intangibles and goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when the carrying amount of an asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The amount of the impairment loss to be recorded is calculated by the excess of the assets carrying value over its fair value. Fair value is determined using a discounted cash flow analysis.

Net loss per common share

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128 which establishes standards for computing and presenting earnings per share ("EPS") for entities with publicly held common stock. The standard requires presentation of two categories of EPS - basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the year. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. The Company had no potentially dilutive securities at March 31, 2002 or 2001 and, as a result, basic and fully diluted EPS are the same amount in each of the above periods. The EPS calculation for the years ended March 31, 2002 and 2001 has been performed assuming the historical 4,907,728 shares outstanding for Surge as at September 3, 2002 were converted into the 12,000,000 Boundless shares issued on the acquisition of Surge on a pro rata basis over the period April 1, 2000 to the date of the acquisition on September 3, 2002.

For the year ended March 31, 2002, the weighted average number of common shares outstanding was 3,698,544 (March 31, 2001 - 7,394).

Revenue recognition

Revenues from the sale of products are recorded when the product is shipped, title and risk of loss have transferred to the purchaser, payment terms are fixed or determinable and payment is reasonably assured. Revenues from service contracts are recognized when performance of the service is complete or over the term of the contract.

Income taxes

The Company provides for income taxes using the asset and liability method as prescribed by SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of estimates

The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying notes. Actual results could differ from those estimates.

Financial instruments

The carrying value of financial instruments potentially subject to valuation risk, consisting principally of cash and cash equivalents, accounts receivable, accounts payable and notes payable approximates fair value, because of the short-term maturity of these instruments or actual interest rates that approximated the Company’s effective borrowing rate.

Comprehensive income

Components of comprehensive income are net income and all other non-owner changes in equity. SFAS No. 130 requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement, and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Company has no items of comprehensive income for the years ended March 31, 2002 or 2001.

Foreign currency

The accounts of subsidiaries, which are integrated operations, are translated using the temporal method. Under this method, monetary assets and liabilities are translated at the year end exchange rates. Non-monetary assets and liabilities are translated using historical rates of exchange. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings. Exchange gains and losses are included in income for the year.

The accounts of subsidiaries which are self-sustaining operations are translated using the current rate method. Under this method, assets and liabilities are translated at the year end exchange rates. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings. Exchange gains and losses are included in a separate component of shareholders’ equity under cumulative translation adjustment.

Financial statements of self-sustaining subsidiaries operating in hyper-inflationary economies are translated using the temporal method, until these subsidiaries’ economies are no longer hyper inflationary.

Transaction amounts denominated in foreign currencies are translated into the local functional currency at exchange rates prevailing at transaction dates.

Research and development costs

Research and development costs are expensed as incurred.

3.	Acquisition of Surge Technologies Inc.

On September 3, 2002 Boundless completed a business combination with Surge, a company incorporated in the Province of Alberta, Canada, and Surge Nevada which is incorporated in the State of Nevada. Surge manufactures and sells electronic communications equipment. Surge Nevada is essentially an inactive company with no operations or assets. Boundless issued 12,000,000 common shares to 100% of the former shareholders of Surge in exchange for 100% of the issued and outstanding capital stock of Surge which totaled 4,907,728 shares. The shares issued constitute 80% of the common stock of the Company after completion of the merger, and have been valued $12,000, the par-value of the common shares issued by Boundless on the date of closing. The issue of 80% of the common stock of Boundless to the former shareholders of Surge, the right of such shareholders to appoint a majority of the directors of Boundless, and the continuation of the Surge management team is deemed to constitute a change of control of Boundless.

On September 3, 2002 Boundless purchased 100% of the shares of Surge Nevada for $1.

As a result of the change in control discussed above, for financial reporting purposes, the acquisition of Surge by Boundless has been treated as a reverse acquisition. Surge is the continuing entity for financial reporting purposes and as a result of the Boundless’ plan to cease its operations at the time of the merger, the acquisition has been treated as a recapitalization of the Company. Accordingly, no goodwill has been recorded as a result of the acquisition. The net assets of Boundless acquired in the transaction are recorded at their historical recorded value, which approximates their fair market value. This resulted in the recording of liabilities in excess of assets of $8,556 as a deficit in the equity section of the financial statements. The historical financial statements prior to the acquisition are the financial statements of Surge. For legal purposes, Boundless will remain the surviving entity.

4.	Acquisition of a Company Previously Known as Surge Technologies Inc. (“2001 Corp.”)

Effective March 31, 2001, Surge acquired all the issued and outstanding shares of 2001 Corp. from a related party by issuing shares of Surge valued at $79. This acquisition was accounted for using the purchase method of accounting and, accordingly, the assets and liabilities were recorded based upon their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net tangible assets acquired was $159,712 and can be summarized as follows:

Surge shares issued	$79

Fair Value of 2001 Corp. assets and liabilities acquired:
Current assets	306,015
Property, plant and equipment	69,160
Intangible assets	70,083
Current liabilities	(320,027)
Due to shareholders	(285,022)

Excess, being goodwill, expensed during the year end March 31, 2001	$159,712

Consistent with its accounting policy for intangible assets, management of the Company reviewed the value of goodwill for impairment at March 31, 2002 and determined that the fair value of goodwill was nil. As such, the amount recorded as goodwill was expensed during the year.

5.	Inventory

		2002	2001

	Finished goods	$98,280	$18,024
	Raw materials	104,338	143,743

		$202,618	$161,767

6.	Property, Plant and Equipment
				2002	2001

			Accumulated	Net Book	Net Book
		Cost	Depreciation	Value	Value

	Equipment	$32,064	$8,639	$23,425	$24,025
	Injection moulds, dies and tooling	70,538	6,397	64,141	54,374
	Leasehold improvements	2,879	940	1,939	2,219
	Office furniture and fixtures	3,262	653	2,609	2,515

		$108,743	$16,629	$92,114	$83,133

7.	Intangible Asset

				2002	2001

			Accumulated	Net Book	Net Book
		Cost	Amortization	Value	Value

	Manufacturing license	$4,308	$1,456	$2,852	$4,308

		$4,308	$1,456	$2,852	$4,308

The Company has recorded amortization of intangible assets in the amount of $1,456 for the year ended March 31, 2002. Estimated amortization of intangible assets over the next five years is estimated as follows:

2003	$2,263
2004	589
2005	-
2006	-
2007	-
2008	-

$2,852

8.	Due to Related Parties

Amounts due to related parties are due to shareholders and directors of the Company.

A total of $82,214 (March 31, 2001 - $304,053) bears interest at 10% per annum compounded annually, is unsecured and has no fixed terms of repayment. During the year ended March 31, 2002, the Company paid or accrued interest of $28,673 (2001 - $13,492) on this amount.

A total of $125,835 (March 31, 2001 - $NIL) is non-interest bearing, unsecured and has no fixed terms of repayment. This amount will be paid when the Company has the necessary financial resources as determined by the Board of Directors.

9.	Capital Stock

The authorized capital stock of the Company consists of 25,000,000 common shares with a par-value of $0.001.

10.	Research and Development Costs

The Company incurred research and development costs in the amount of $6,784 during the year ended March 31, 2002 (March 31, 2001 - $NIL). This amount has been recognized as an expense during the period incurred.

11.	Related Party Transactions

During the year ended March 31, 2002 the Company paid or accrued $52,625 (March 31, 2001 - $77,411) to directors and officers of the Company for management services.

During the year ended March 31, 2002 the Company paid or accrued $41,201 (March 31, 2001 - $NIL) to directors and officers of the Company for consulting services.

The Company entered into a sub-lease agreement for warehouse space from a shareholder of the Company, commencing July 1, 2000 and expiring June 30, 2002. The Company bears a pro-rata share of rent, utilities and property tax which aggregated $11,480 (2001 - $NIL) which represents management’s estimate of the fair market value of the rental and occupancy costs of the property. Included in accounts payable at March 31, 2002 is an amount of $1,985 (2001 - $3,829) due to the shareholder related to this-lease agreement. This amount is unsecured and non-interest bearing. Commencing April 1, 2001, this amount bears interest at 10% per annum.

The Company has a sub-lease agreement for office space with a company, related by way of shareholder in common, expiring June 30, 2002 .The pro-rata share of rent, utilities and property tax aggregated $23,966(2001 - $NIL) representing management’s estimate of the fair market value of the rental and occupancy costs of the property. Included in accounts payable at March 31, 2002 is an amount of $48,757 (2001 - $58,255) payable to the related company related to this sub-lease agreement. This amount is unsecured and has no fixed terms of repayment. Commencing April 1, 2001, This amount bears interest at 10% per annum. During the three month period ended March 30, 2002, interest expense in the amount of $5,517 (2001 - $NIL) was recorded related to this obligation.

During the year ended March 31, 2001, Surge acquired 100% of the issued and outstanding common shares of 2001 Corp. from a party related to the Company by way of shareholders in common (Note 4).

12.	Commitments

The Company is committed to the following minimum annual base rent payments for the sublease of its office and warehouse and operating leases for office equipment.

2003	$53,610
2004	62,968
2005	65,503
2006	69,058
2007	67,815
2008	17,339

$336,293

The above includes the basic rent payments for a new lease agreement for office, production and warehouse premises entered into by the Company, commencing July 1, 2002 and ending June 30, 2007.

The Company has entered into four separate employment contracts with various senior employees each providing for an annual salary of $37,528 for two-year terms ending March 31, 2004. The contracts may be renewed at the employee’s option.

13.	Income Taxes

The Company’s deferred tax assets consist of the following as of March 31, 2002:

Tax effect of loss carry forwards	$375,000
Tax effect of property, plant and equipment and intangible assets	(56,000)
Valuation allowance	(319,000)

Net deferred tax asset	$-

A full valuation allowance has been provided against all the Company’s deferred tax assets, as it cannot determine if it is not more likely than not that the assets will be realized.

The Company’s effective tax rate of zero in 2002 differs from the federal tax rate of 34% because of the following:

Federal statutory rate	(34%	)
Effect of state taxes	(0%	)
Increase in valuation allowance	34%

Effective tax rate	0%

14.	Supplemental Disclosures with respect to Cash Flows

		2002		2001

Cash paid during the year for interest		$34,138		$14,934

Cash paid during the year for income taxes	$	Nil	$	Nil

On September 3, 2002 Boundless issued 12,000,000 common shares to 100% of the former shareholders of Surge in exchange for 100% of the issued and outstanding capital stock of Surge which totaled 4,907,728 common shares. The shares issued constitute 80% of the common stock of the Company after completion of the transaction and are valued at $12,000, the par-value of the common shares issued by Boundless on the date of closing (Note 3).

During the year ended March 31, 2002, the Company issued 7,649,299 common shares in payment of $220,710 due to shareholders of the Company.

During the year ended March 31, 2001, Surge acquired 100% of the issued and outstanding shares of 2001 Corp. by issuing shares valued at $79 (Note 4).

15.	Economic Dependence

As at March 31, 2002, one customer accounted for 49% (2001 – 50%) of the Company’s accounts receivable balance. Sales to one customer accounted for 71% of the Company’s total sales for the yearended March 31, 2002 (2001 – 77%).

16.	Segmented Information

Geographic information	Sales based on location of		Net book value of capital assets
		customer	based on location of assets

	March 31,	March 31,	March 31,	March 31,
	2002	2001	2002	2001

Canada	$1,182,670	$1,109,931	$92,114	$83,133
United States	419,771	303,994	-	-

	$1,602,441	$1,413,925	$92,114	$83,133

17.	Subsequent Events

Subsequent to March 31, 2002 the Company issued 6,904,917 common shares for cash proceeds of $298,513.

Subsequent to March 31, 2002 the Company issued 654,000 common shares, valued at $81,000, as payment of finders fees.

[OUTSIDE BACK COVER PAGE]

PROSPECTUS

SURGE TECHNOLOGIES CORP.

3,653,426 SHARES OF
COMMON STOCK TO BE SOLD BY CURRENT SHAREHOLDERS

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or a solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein nor the affairs of the Issuer have not changed since the date hereof.

Until _______________ (90 days after the date of this prospectus), all dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

        THE DATE OF THIS PROSPECTUS IS ___________________, 2003

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

As authorized by Section 78.751 of the Nevada General Corporation Law, we may indemnify our officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at the request of the corporation as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Our Articles of Incorporation provide that we will indemnify our directors to the full extent permitted by applicable corporate law now or hereafter in force. However, such indemnity shall not apply if the director did not (a) act in good faith and in a manner the director reasonably believed to be in or not opposed to our best interests, and (b) with respect to any criminal action or proceeding, have reasonable cause to believe the director's conduct was unlawful. We will advance expenses for such persons pursuant to the terms set forth in the By-laws, or in a separate Board resolution or contract.

Our By-laws provide that our officers and directors shall be indemnified and held harmless against all losses, claims, damages, liabilities, expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director or officer, or he or she was serving at our request as a director, officer, partner, trustee, employee or agent.

Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer of the Corporation and shall endure to the benefit of the indemnitee's heirs, executors and administrators.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses for the issuance and distribution of the shares registered by this prospectus are set forth in the following table, exclusive of selling agent commissions and expenses:

Item	Amount (US$)
SEC Registration Fee	134
EDGAR Filing Expenses	2,500
Transfer Agent Fees	1,500
Legal Fees	30,000
Accounting Fees	10,000
Printing Costs	2,000
Miscellaneous	3,000
Total	54,134

1

RECENT SALE OF UNREGISTERED SECURITIES

Within the past three years we have issued and sold the following securities without registration.

On February 29, 2000 we issued 1,500,000 shares of our common stock to our founder Jaak Olesk, and then Chairman of the Board of Directors and President at $0.001 per share for aggregate proceeds of $1,500. The shares were issued pursuant to the exemption from registration under section 4(2) of the Securities Act of 1933 as the sale was made to a director and co-founder of the company and as such did not involve any public offering. The transaction would have also qualified under the exemption from registration provided by Rule 506 of Regulation D as the investor falls within the definition of an accredited investor by reason of his office as director and executive officer of the issuing company. The shares were restricted pursuant to Rule 144 promulgated under the U.S. Securities Act of 1933.

On February 29, 2000 we issued a total of 750,000 shares of our common stock for services performed. Jaak Olesk, then Chairman of the Board of Directors and President received 500,000 shares of common stock for consulting, accounting, legal and advisory services. Morena Rodriguez, then Director, Secretary and Treasurer, received 150,000 shares of common stock for administrative and secretarial services. Lilian Cruz also received 100,000 shares of common stock for administrative and secretarial services. The shares were issued pursuant to the exemption from registration under section 4(2) of the Securities Act of 1933 as in the case of Mr. Olesk and Ms. Rodriguez, the sale as the sale was made to the directors and co-founders of the company, and in the case of Ms. Cruz, a person in a close relationship to the issuer, and as such did not involve any public offering. The investment by Mr. Olesk and Ms. Rodriguez would have also qualified under exemption from registration provided by Rule 506 of Regulation D, as the investors fall within the definition of an accredited investor by reason of their office as directors and executive officers of the issuing company. The investment by Ms. Cruz may also qualified under Rule 701 as the shares were issued in connection with administrative and secretarial services provided by Ms. Cruz, and the fact that the company was not reporting at the time the shares were issued. The shares were issued as restricted pursuant to Rule 144 promulgated under the Securities Act of 1933, notwithstanding the available exemptions.

On November 25, 2000 we issued 750,000 shares of our common stock to Jaak Olesk for services rendered in advising the company on corporate and regulatory matters. The shares were issued pursuant to the exemption from registration under section 4(2) of the Securities Act of 1933 as the sale was made to a director and co-founder of the company and as such did not involve any public offering. The transaction would have also qualified under the exemption from registration provided by Rule 506 of Regulation D as the investor falls within the definition of an accredited investor by reason of his office as director and executive officer of the issuing company. The shares were restricted pursuant to Rule 144 promulgated under the Securities Act of 1933.

On September 3, 2002 we issued 12,000,000 common shares to thirty-five shareholders of Surge Technologies Inc. pursuant to a plan of share exchange dated September 3, 2002, as amended November 7, 2002, whereby we acquired all of the issued and outstanding share capital of Surge Technologies Inc. The shares were issued pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933. In particular, Section 903(a) and (b)(3) of Regulation S are applicable to the transaction as the offer and sale was not made to any person in the United States and at the time of the offer and sale each such person was reasonably believed to be physically outside of the United States. In addition, no directed selling efforts were made into the United States by us or any person acting on our behalf and each purchaser certified to us that they were not a U.S. person and were not purchasing the securities for the account or benefit of a U.S. person.. The shares are subject to restrictions on resale pursuant to the provisions of Rule 903(b)(3) of Regulation S and the provisions of Rule 144 promulgated under the Securities Act of 1933, and the certificates representing the shares were issued with a restrictive legend denoting the restrictions. The following table sets out the names and share amounts of the shareholders.

2

Name & Address	Number of Shares

Gord McPhedran	2,059,754
Frank Remai	210,525
Laurence Ray	20,000
Larry O'Keefe	10,500
Jack Barbier	2,057,829
Gary Kuramoto	115,000
Jagjeet Manhas	20,000
Michael Feduk	10,000
Dale Olmstead	2,061,273
Kevin Zwack	276,171
Harj Manhas	1,574,862
James McPhedran	278,179
United Interface Devices Ltd.	12,000
Ben Hubert	25,000
Maria Jorge	3,587
Donna Byman	275,310
Julius Farkus	25,000
Roy Nachtigall	1,435
Shane Wright	1,435
Secura Investments Inc.	2,906,301
Joe Jorge	9,787
Derrek Enger	4,304
Marilyn Olmstead	5,739
Nelia De Castro	1,435
Shannon Nell	2,582
Maria Pavao	1,435
Jose Raposo	2,869
Johan Nell	1,722
Sarah Nachtigall	4,590
Carlos Miguens	1,435
Henry Nachtigall	2,582
Sandy Jorge	1,578
Doug Nachtigall	1,435
Julius Farkus	7,173
William Thomson	7,173

On September 3, 2002 we issued 550,000 shares to two individuals, Mr. Imtiaz Razack in the amount of 250,000 and Mr. Kennith Bray in the amount of 300,000, as a finder’s fee in connection with the acquisition of Surge Technologies Inc. The shares were issued pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933. In particular, Section 903(a) and (b)(3) of Regulation S are applicable to the transaction as the offer and sale was not made to any person in the United States and at the time of the offer and sale each such person was reasonably believed to be physically outside of the United States. In addition, no directed selling efforts were made into the United States by us or any person acting on our behalf and each purchaser certified to us that they were not a U.S. person and were not purchasing the securities for the account or benefit of a U.S. person. Neither purchaser is a registered broker-dealer under the Securities Exchange Act of 1934. The shares are subject to restrictions on resale pursuant to the provisions of Rule 903(b)(3) of Regulation S and the provisions of Rule 144 promulgated under the Securities Act of 1933, and the certificates representing the shares were issued with a restrictive legend denoting the restrictions.

3

On January 10, 2003, we issued 907,352 common shares to 20 accredited investors under Regulation S, at a price of $0.25 per share for proceeds to the Company of $226,838. The price per share was determined by management based on the stage of development of the company. The shares were issued pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933. In particular, Section 903(a) and (b)(3) of Regulation S are applicable to the transaction as the offer and sale was not made to any person in the United States and at the time of the offer and sale each such person was reasonably believed to be physically outside of the United States. In addition, no directed selling efforts were made into the United States by us or any person acting on our behalf and each purchaser certified to us that they were not a U.S. person and were not purchasing the securities for the account or benefit of a U.S. person. The shares are subject to restrictions on resale pursuant to the provisions of Rule 903(b)(3) of Regulation S and the provisions of Rule 144 promulgated under the Securities Act of 1933, and the certificates representing the shares were issued with a restrictive legend denoting the restrictions. The following table lists the names of the investors and the shares purchased.

Name of Investor	Number of Shares

SNJ Capital Ltd.	88,000
Manu Naran	100,152
Bryce Stephens	20,000
Hari Varshney	228,000
Randall Walrond	20,000
Charles Barstow	25,100
Myron MCCullough	25,100
Anthony Polegato	20,000
Naddine Bahadoorsingh	36,000
Jitendra Singh	40,000
FIC Investment Ltd	80,000
Parm Dhinjal	20,000
Harinder Jassal	20,000
Larry Payne	125,000
Richard Lau	60,000

On January 10, 2003, we issued 104,000 common shares at a deemed price of $0.25 per share to SNJ Capital Ltd., in lieu of cash payment, as a finders fee in connection with the sale of the shares to some of the investors listed above. The shares were issued pursuant to the exemption from registration under Regulation S promulgated under the Securities Act of 1933. In particular, Section 903(a) and (b)(3) of Regulation S are applicable to the transaction as the offer and sale was not made to a person in the United States and at the time of the offer and sale such person was reasonably believed to be physically outside of the United States. In addition, no directed selling efforts were made into the United States by us or any person acting on our behalf and the purchaser certified to us that they were not a U.S. person and were not purchasing the securities for the account or benefit of a U.S. person.. The purchaser is not a registered broker-dealer under the Securities Exchange Act of 1934. The shares are subject to restrictions on resale pursuant to the provisions of Rule 903(b)(3) of Regulation S and the provisions of Rule 144 promulgated under the Securities Act of 1933, and the certificates representing the shares were issued with a restrictive legend denoting the restrictions.

4

EXHIBITS

The following Exhibits are attached to this registration statement.

3.1	Articles of Incorporation
3.2	Certificate of Amendment of Articles of Incorporation
3.3	Bylaws
5.1	Opinion of Morton & Company
10.1	Merger Agreement with Surge Technologies Inc. dated September 3, 2002
10.2	Amendment dated November 7, 2002 to the Merger Agreement with Surge Technologies Inc.
10.3	Employment Agreement with Gordon McPhedran
10.4	Employment Agreement with Dale Olmstead
10.5	Employment Agreement with Jack Barbier
10.6	Employment Agreement with Harj Manhas
10.7	Supply Agreement among Barmac & Associates Inc. and Telus Communications Inc. dated May 28, 2002
10.8	Amendment #1 dated December 2, 2002 to the Supply Agreement with Telus Communications Inc.
16.1	Letter From Friedman Minsk Cole & Fastovsky, CPA’s on change of auditor
21.1	Subsidiaries of the registrant
23.1	Consent of counsel (see Exhibit 5.1)
23.2	Consent of Independent Accountant
24.1	Power of Attorney (included on signature page)

5

UNDERTAKINGS

The undersigned registrant hereby undertakes as follows:

1.	To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement to:

	(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and

	(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement.

2.
For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment that contains a prospectus as a new registration statement of the securities offered, and the offering of the securities at that time as the initial bona fide offering of those securities.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above in Item 24, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction of the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and have authorized this registration statement to be signed on its behalf by the undersigned, in the city of Calgary, Province of Alberta, on the 20th day of March, 2003.

SURGE TECHNOLOGIES CORP.
(Registrant)
	By:	/s/ Gordon McPhedran
Gordon McPhedran
President and Chief Executive Officer

	By:	/s/ Thom Eggerston
Thom Eggerston
Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gordon McPhedran, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 of Viscount Systems, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Gordon McPhedran	Director, President, and	March 20, 2003
Gordon McPhedran	Chief Executive Officer

/s/ Harj Manhas	Director,	March 20, 2003
Harj Manhas	Vice President Corporate Finance

/s/ Dale Olmstead	Director,	March 20, 2003
Dale Olmstead

/s/ Peter Sanders	Director,	March 20, 2003
Peter Sanders

/s/ Bijay Singh	Director,	March 20, 2003
Bijay Singh